Exhibit 2.4
EXECUTION COPY

COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE — VERITAS, S.A.
AND
GUARANTORS PARTY HERETO
7 3/4% Senior Notes due 2017

INDENTURE
Dated as of February 9, 2007

THE BANK OF NEW YORK TRUST COMPANY,
NATIONAL ASSOCIATION
Trustee

CROSS-REFERENCE TABLE*

Trust Indenture
Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N/A
(a)(4)	N/A
(a)(5)	7.10
(b)	7.10
(c)	N/A
311(a)	7.11
(b)	7.11
(c)	N/A
312(a)	2.05
(b)	11.03
(c)	11.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06, 7.07
(c)	7.06, 11.02
(d)	7.06
314(a)	4.03, 4.04, 11.02
(b)	N/A
(c)(1)	11.04
(c)(2)	11.04
(c)(3)	N/A
(d)	N/A
(e)	11.05
(f)	N/A
315(a)	7.01
(b)	7.05, 11.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N/A
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	11.01
(b)	N/A
(c)	11.01

N/A means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

i

Page
Section 4.14. Corporate Existence	49
Section 4.15. Offer to Purchase Upon Change of Control	49
Section 4.16. Issuances and Sales of Capital Stock of Restricted Subsidiaries	50
Section 4.17. Sale-and-leaseback Transactions	51
Section 4.18. No Inducements	55
Section 4.19. Additional Amounts	55
Section 4.20. Enforceability of Judgments; Indemnification for Foreign Currency Judgments	54
Section 4.21. Conduct of Business	54
Section 4.22. Anti Layering	54
Section 4.23. Effectiveness of Covenants and Events of Default	54
ARTICLE 5 SUCCESSORS	55
Section 5.01. Successor Corporation Substituted	55
ARTICLE 6 DEFAULTS AND REMEDIES	56
Section 6.01. Events of Default	56
Section 6.02. Acceleration	58
Section 6.03. Other Remedies	59
Section 6.04. Waiver of Past Defaults	59
Section 6.05. Control by Majority	59
Section 6.06. Limitation on Suits	59
Section 6.07. Rights of Holders of Notes to Receive Payment	60
Section 6.08. Collection Suit by Trustee	60
Section 6.09. Trustee May File Proofs of Claim	60
Section 6.10. Priorities	61
Section 6.11. Undertaking for Costs	61
ARTICLE 7 TRUSTEE	61
Section 7.01. Duties of Trustee	61
Section 7.02. Rights of Trustee	63
Section 7.03. Individual Rights of Trustee	64
Section 7.04. Trustee’s Disclaimer	64
Section 7.05. Notice of Defaults	64
Section 7.06. Reports by Trustee to Holders of the Notes	64
Section 7.07. Compensation and Indemnity	65
Section 7.08. Replacement of Trustee	66
Section 7.09. Successor Trustee by Merger, etc	67
Section 7.10. Eligibility; Disqualification	67
Section 7.11. Preferential Collection of Claims Against Company	67
ARTICLE 8 LEGAL DEFEASANCE AND COVENANT DEFEASANCE; SATISFACTION AND DISCHARGE	67
Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance	67
Section 8.02. Legal Defeasance and Discharge	68
Section 8.03. Covenant Defeasance	69
Section 8.04. Conditions to Legal or Covenant Defeasance	69
Section 8.05. Satisfaction and Discharge	70

EXHIBITS AND ANNEXES

EXHIBIT A	Form of Note	A-1
EXHIBIT B	Form of Notation of Subsidiary Guarantee	B-1
EXHIBIT C	Form of Supplemental Indenture	C-1

     This Indenture, dated as of February 9, 2007 is among Compagnie Générale de Géophysique - Veritas, a société anonyme incorporated in France and registered at the Evry Commercial Registry under Number B 969 202 241 (69B00224) (the “Company”), any Guarantors (as hereinafter defined) party hereto and The Bank of New York Trust Company, National Association, as trustee (the “Trustee”).
RECITAL:
     The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 7 3/4% Senior Notes due 2017 (the “Notes”):
ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE
Section 1.01. Definitions.
     “Acquired Indebtedness” means with respect to a specified Person (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person or (b) Indebtedness relating to properties or assets acquired by such specified Person. Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Indenture, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this Indenture, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.
     “Agent” means any Registrar or Paying Agent.
     “Applicable Premium” means, with respect to any Note on any redemption date, the greater of:
     (a) 1.0% of the principal amount of the Note and
     (b) the excess of (1) the present value at such redemption date of (A) the redemption price of the Note at May 15, 2012 (such redemption price being set forth in the table appearing in Section 3.07(b) of this Indenture) plus (B) all required interest payments due on the Note during the period from such redemption date through May 15, 2012 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points over (2) the principal amount of the Note, if greater.
     “Applicable Procedures” means, with respect to any transfer or exchange of beneficial interests in the Global Note, the rules and procedures of the Depository, Euroclear or Clearstream that apply to such transfer or exchange.
     “Asset Sale” means
(a)	the sale, lease, conveyance or other disposition (a “disposition”) of any properties or assets (including, without limitation, by way of a sale-and-leaseback), excluding dispositions in the ordinary course of business (provided that the disposition of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole will be subject to Sections 4.15 and 6.01(f) of this Indenture and not to provisions of Section 4.10 hereof),
(b)	the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Subsidiaries, and
(c) any Event of Loss,
whether, in the case of clause (a), (b) or (c), in a single transaction or a series of related transactions, provided that such transaction or series of related transactions (i) involves properties or assets having a fair market value in excess of €2,500,000 or (ii) results in the payment of net proceeds (including insurance proceeds from an Event of Loss) in excess of €2,500,000.
     Notwithstanding the preceding provisions of this definition, the following transactions will be deemed not to be Asset Sales:
     (A) a disposition of obsolete or excess equipment or other properties or assets;
     (B) a disposition of properties or assets (including Equity Interests) by the Company to a Wholly Owned Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary;
     (C) a disposition of cash or Cash Equivalents;
     (D) a disposition of properties or assets (including Equity Interests) that constitutes a Restricted Payment that is permitted by Section 4.07 of this Indenture;
     (E) any trade or exchange by the Company or any Restricted Subsidiary of equipment or other properties or assets for equipment or other properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash or Cash Equivalents) is reasonably equivalent to the fair market value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary;

     (F) the creation or perfection of a Lien on any properties or assets (or any income or profits therefrom) of the Company or any of its Restricted Subsidiaries that is not prohibited by Section 4.12 hereof;
     (G) a sale-and-leaseback of the Company’s office facilities in Massy, France replacing the sale-and-leaseback transaction relating to such facilities that is outstanding on the Issue Date;
     (H) the surrender or waiver of contract rights or the settlement, release or surrender of contractual, non-contractual or other claims of any kind;
     (I) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise of collection thereof;
     (J) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the region; and
     (K) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property. The fair market value of any non-cash proceeds of a disposition of properties or assets and of any properties or assets referred to in the foregoing clause (E) of this definition shall be determined in the manner contemplated in the definition of the term “fair market value,” the results of which determination shall be set forth in an Officers Certificate delivered to the Trustee.
     “Attributable Indebtedness” in respect of a sale-and-leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-and-leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
     “Board of Directors” means the Board of Directors (Conseil d’Administration) of the Company, or any authorized committee of the Board of Directors.
     “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.
     “Business Day” means any day other than a Legal Holiday.

     “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.
     “Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including preferred stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents” means
     (a) securities issued or directly and fully guaranteed or insured by the government of the United States of America, the Republic of France or any other country whose sovereign debt has a rating of at least A3 from Moody’s and at least A- from S&P or any agency or instrumentality of any such government (provided that the full faith and credit of such government is pledged in support thereof), in each case having maturities of not more than 12 months from the date of acquisition,
     (b) certificates of deposit, Eurodollar time deposits and French negotiable debt instruments (titres de créances négociables) with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with or issued by any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of €500,000,000 and whose long-term debt securities are rated at least A3 by Moody’s and at least A- by S&P,
     (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above,
     (d) commercial paper and French negotiable debt instruments (titres de créances négociables) having a rating of at least P-1 from Moody’s or at least A-1 from S&P and in each case maturing within 12 months after the date of acquisition,
     (e) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (b) above, provided that all such deposits are made in the ordinary course of business, do not remain on deposit for more than 30 consecutive days and do not exceed €25,000,000 in the aggregate at any one time, with no more than €5,000,000 being deposited in commercial banks within a single country, and
     (f) money market mutual funds substantially all of the assets of which are of the type described in any of the foregoing clauses (a) through (d), including, without limitation, any mutual fund for which the Trustee or an Affiliate of the Trustee serves as investment manager, administrator, shareholder servicing agent, and/or custodian or subcustodian, notwithstanding that the Trustee or an Affiliate of the Trustee receives fees from such funds for services it or its Affiliate renders to such fund in respect of such investment.
     “Change of Control” means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, (b) the adoption, by holders of Capital Stock of the Company, of a voluntary plan relating to the liquidation or dissolution of the Company, (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d) (3) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of the Company or (d) the first day on which more than a majority of the members of the Board of Directors are not Continuing Directors; provided, however, that a transaction in which the Company becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (i) the shareholders of the Company immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of such other Person immediately following the consummation of such transaction and (ii) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Company.
     “Clearstream” means Clearstream Banking, société anonyme.
     “Common Stock” means the common or ordinary shares of the Company.
     “Company” means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means such successor.
     “Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted or excluded in calculating Consolidated Net Income for such period,
     (a) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries,
     (b) Consolidated Interest Expense of such Person and its Restricted Subsidiaries,
     (c) depreciation and amortization (including amortization or impairment, if any, of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries,
     (d) other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries less any non-cash items increasing Consolidated Net Income of such Person and its Restricted Subsidiaries (other than items that will result in cash receipt),
     (e) any expenses, fees, charges or other costs related to any equity offering (other than of Disqualified Stock) permitted by this Indenture (whether or not successful), and
     (f) without duplication, an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, in each case, on a consolidated basis and determined in accordance with GAAP.
     “Consolidated Interest Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to each of the following transactions as if each such transaction had occurred at the beginning of the applicable four quarter reference period:
     (a) any incurrence, assumption, guarantee, repayment, purchase or redemption by such Person or any of its Restricted Subsidiaries of any Indebtedness (other than revolving credit borrowings) subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”);
     (b) any acquisition that has been made by such Person or any of its Restricted Subsidiaries, or approved and expected to be consummated within 30 days of the Calculation Date, including, in each case, through a merger or consolidation, and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date; and
     (c) any other transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X under the Securities Act as in effect from time to time;
     provided, further, however, that (i) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (ii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of
     (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of all payments made or received (if any) pursuant to Hedging Obligations in respect of interest rates but excluding amortization of debt issuance costs and non-cash charges other than non-cash interest expenses related to convertible bonds) and
     (b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period.
     “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided, that (a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (b) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders and (c) the cumulative effect of a change in accounting principles shall be excluded.
     “Consolidated Net Worth” means, with respect to any Person as of any date, the consolidated stockholders’ equity of such Person and its Restricted Subsidiaries as of such date less the amount of consolidated stockholders’ equity attributable to Disqualified Stock or treasury stock of such Person and its Restricted Subsidiaries as of such date, in each case determined in accordance with GAAP.
     “Consolidated Tangible Net Worth” means, at any date, the Consolidated Net Worth of the Company and its Restricted Subsidiaries as shown on their most recent consolidated balance sheet less, without duplication, all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, as determined in accordance with GAAP.
     “Consolidated Total Assets” means, with respect to any Person as of any date, the consolidated total assets of such Person and its Restricted Subsidiaries as of such date, as determined in accordance with GAAP.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (a) was a member of the Board of Directors on the Issue Date or (b) was nominated for election to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the members of the Board of Directors who were members of the Board of Directors on the Issue Date or who were so elected to the Board of Directors thereafter.
     “Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 11.02 hereof or such other address as to which the Trustee may give notice to the Company.
     “Credit Facilities” means, with respect to any Person, one or more debt facilities or commercial paper facilities with banks or other institutional lenders (including with special purpose vehicles established by such banks or lenders to provide such facilities) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or trade letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
     “Definitive Notes” means Notes that are in the form of Exhibit A-1 attached hereto (but without including the text referred to in footnotes 1 and 3 thereto).
     “Depository” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depository with respect to the Notes, until a successor shall have been appointed and becomes such pursuant to the applicable provision of this Indenture, and, thereafter, “Depository” shall mean or include such successor.
     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature or are redeemed or retired in full; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof may not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with Section 4.10 or 4.15 of this Indenture, as the case may be.
     “$,” “dollars” and “U.S. dollars” denote the lawful currency of the United States of America.

     “EBIDTA” means net income (loss) plus income tax, plus interest and other financial income and expense, plus depreciation amortization.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “euro” and “€” denote the lawful single currency of participating member states of the European Economic and Monetary Union as contemplated by the Treaty Establishing the European Union.
     “Euro Equivalent” means, with respect to any monetary amount in a currency other than euros, at or as of any time for the determination thereof, the amount of euros obtained by converting such foreign currency involved in such computation into euros at the spot rate for the purchase of euros with the applicable foreign currency as quoted by Reuters (or, if Reuters ceases to provide such spot quotations, by any other reputable service as is providing such spot quotations, as selected by the Company) at approximately 11:00 a.m. (New York City time) on the date not more than two Business Days prior to such determination.
     “Euroclear” means Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system.
     “Event of Loss” means, with respect to any property or asset of the Company or any Restricted Subsidiary, (a) any damage to such property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss or (b) the confiscation, condemnation or requisition of title to such property or asset by any government or instrumentality or agency thereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the date of this Indenture, until such amounts are repaid, but shall not include any Indebtedness that is repaid with the proceeds of the Original Notes.
     The term “fair market value” means, with respect to any asset or Investment, the fair market value of such asset or Investment at the time of the event requiring such determination, as determined in good faith by the Company, or, with respect to any asset or Investment in excess of €15,000,000 (other than cash or Cash Equivalents), as determined by a reputable investment banking, accounting or appraisal firm that is, in the judgment of the Board of Directors, qualified to perform the task for which such firm has been engaged and independent with respect to the Company.
     “Foreign Restricted Subsidiary” means each of CGG Asia Pacific and CGG Pan India Ltd.

     “GAAP” means International Financial Reporting Standards, accounting principles adopted by the International Accounting Standards Board and its predecessor, as in effect from time to time.
     “Global Note” means the permanent global senior note that is deposited with the Note Custodian and registered in the name of the Depositary or its nominee.
     “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
     “Guarantor” means each of:
     (a) the Initial Guarantors; and
     (b) any other Subsidiary of the Company (including any Restricted Subsidiary that becomes a Guarantor at its option) that executes a supplemental indenture providing for a Subsidiary Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with Sections 10.04, 10.05 or 10.06 hereof.
     “Hedging Obligations” means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (c) any foreign currency futures contract, option or similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in each case to the extent such obligations are incurred in the ordinary course of business of such Person and not for speculative purposes.
     “Holder” means a Person in whose name a Note is registered.
     “Indebtedness” means, with respect to any Person, any indebtedness of such Person, without duplication, whether or not contingent, in respect of borrowed money including, without limitation, any guarantee thereof, or evidenced by bonds, debentures, notes or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade account payable, or representing any Hedging Obligations, if and to the extent any of the foregoing indebtedness (other than letters of credit, guarantees and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder).

     “Indenture” means this Indenture, as amended or supplemented from time to time.
     “Indirect Participant” means a Person who holds an interest through a Participant.
     “Initial Guarantors” means the Sercel Guarantors, CGG Veritas Services, Inc., Veritas DGC Land, Inc., Veritas Geophysical Corporation, Veritas Investments, Inc., Viking Maritime Inc., Veritas Geophysical (Mexico) LLC, Alitheia Resources Inc., Veritas DGC Asia Pacific Ltd., CGG Americas, Inc., CGG Canada Services Ltd. and CGG Marine Resources Norge A/S, each a Restricted Subsidiary of the Company and a Guarantor as of the Issue Date.
     “Investment Grade Status” shall occur when the Notes receive a rating of “BBB-” or higher from S&P (or its equivalent under any successor rating categories of S&P) and a rating of “Baa3” or higher from Moody’s (or its equivalent under any successor rating categories of Moody’s) or, if either such entity ceases to rate the Notes for reasons outside the normal control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization”, as that term is used in Rule 15c3-1 under the Exchange Act, selected by the Company as a replacement agency.
     “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that the following shall not constitute Investments: (i) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (ii) Hedging Obligations and (iii) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.07 of this Indenture.
     “Issue Date” means February 9, 2007.
     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in Paris, France, or at a place of payment with respect to the Notes are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement) or any assignment (or agreement to assign) any right to income or profits from any assets by way of security.
     “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
     “Net Income” means, with respect to any Person, the net income (or loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale-and-leaseback transactions) or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).
     “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (without duplication) the following: (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees, other out-of-pocket expenses and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements that will result in a reduction in consolidated tax liability), (c) amounts required to be applied to the repayment of Indebtedness (other than under a revolving credit facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and (d) any reserve (including any reserve against any liabilities associated with such Asset Sale and retained by the Company or the relevant Restricted Subsidiary) established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

     “Non-Recourse Debt” means Indebtedness (a) as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is otherwise directly or indirectly liable (as a guarantor or otherwise) or (ii) constitutes the lender, (b) no default with respect to which (including any rights the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) the holders of Indebtedness of the Company or any of its Restricted Subsidiaries (other than the Notes) to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.
     “Notes” has the meaning set forth in the Recital of this Indenture.
     “Note Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
     “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Administrative Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.
     “Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 11.05 hereof.
     “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 11.05 hereof. Unless otherwise provided in this Indenture, the counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.
     “Pari Passu Indebtedness” means, with respect to any Net Proceeds from Asset Sales, Indebtedness of the Company and its Restricted Subsidiaries the terms of which require the Company or such Restricted Subsidiary to apply such Net Proceeds to offer to purchase such Indebtedness.
     “Participant” means with respect to DTC, Euroclear or Clearstream, a Person who has an account with DTC, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

     “Permitted Guarantees” means any guarantee
     (a) guaranteeing or securing the Notes or any Guarantee,
     (b) in favor of the Company or a Guarantor,
     (c) guaranteeing Indebtedness incurred pursuant to clause (a) of the second paragraph of Section 4.09 of this Indenture, or
     (d) in existence on the date of this Indenture to the extent guaranteeing Existing Indebtedness and Permitted Refinancing Indebtedness in respect thereof incurred in compliance with clause (j) of the second paragraph of Section 4.09 of this Indenture.
     “Permitted Investments” means
     (a) any Investment in the Company (including, without limitation, any acquisition of the Notes) or in a Wholly Owned Restricted Subsidiary of the Company, other than any Investment described in clause (a) of the definition of “Restricted Payments,”
     (b) any Investment in cash or Cash Equivalents,
     (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company,
     (d) any Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof or (ii) a disposition of assets that does not constitute an Asset Sale,
     (e) Investments in stock, obligations or securities received in settlement of any claim or debts owing to the Company or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or received in satisfaction of any judgment or in settlement of any claim in circumstances where the Company does not expect it would receive cash payment in a timely manner, or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, in each case as to any claim or debts owing to the Company or any Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary, provided that any stocks, obligations or securities received in settlement of any claim or debts that arose in the ordinary course of business (and received other than as a result of bankruptcy or insolvency proceedings or received in satisfaction of any judgment or in settlement of any claim in circumstances where the Company does not expect it would receive cash payment in a timely manner, or upon foreclosure, perfection or enforcement of any Lien) that are, within 180 days of receipt, converted into cash or Cash Equivalents shall be treated as having been cash or Cash Equivalents at the time received,

     (f) Investments in Argas Ltd. consisting of guarantees of its obligations incurred in the ordinary course of its business, provided that such Investments, when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, do not exceed €50,000,000,
     (g) Investments in Argas Ltd. (other than those described in clause (f) above) and any other Affiliate organized in a foreign jurisdiction that is required by the applicable laws and regulations of such foreign jurisdiction or its governmental agencies, authorities or state-owned businesses to be majority owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction or another foreign jurisdiction in order for such Affiliate to transact business in such foreign jurisdiction, provided that such Investments, when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, do not exceed 20% of Consolidated Tangible Net Worth,
     (h) Investments in any Person in exchange for, or out of the net cash proceeds of, an issue or sale by the Company of Equity Interests (other than Disqualified Stock) and
     (i) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (i) that are at the time outstanding, do not exceed €25,000,000.
     “Permitted Liens” means
     (a) Liens securing Indebtedness incurred pursuant to clause (a) of the second paragraph of Section 4.09 hereof, and Liens securing any other Indebtedness under Credit Facilities incurred pursuant to the first paragraph of such Section 4.09,
     (b) Liens in favor of the Company and its Restricted Subsidiaries,
     (c) Liens on any property or asset of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to such merger or consolidation, were not created in contemplation of it and do not extend to any property or asset of the Company or any of its Restricted Subsidiaries other than those of the Person merged into or consolidated with the Company or any of its Restricted Subsidiaries,
     (d) Liens on any property or asset existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to such acquisition, were not created in contemplation of it and do not extend to any other property or asset of the Company or any of its Restricted Subsidiaries,

     (e) Liens securing the performance of statutory obligations, surety or appeal bonds, bid or performance bonds, insurance obligations or other obligations of a like nature incurred in the ordinary course of business,
     (f) Liens securing Hedging Obligations,
     (g) Liens existing on the date hereof,
     (h) Liens securing Indebtedness (including Capital Lease Obligations) permitted by clause (g) of the second paragraph of Section 4.09 hereof, provided that such Liens extend only to the property, plant or equipment financed by such Indebtedness,
     (i) any interest or title of a lessor under an operating lease,
     (j) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business,
     (k) Liens on real or personal property or assets of the Company or a Restricted Subsidiary thereof to secure Indebtedness incurred for the purpose of (i) financing all or any part of the purchase price of such property or assets incurred prior to, at the time of, or within 90 days after, the acquisition of such property or assets or (ii) financing all or any part of the cost of construction or improvement of any such property or assets, provided that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction of, such property or assets and such Liens shall not extend to any other property or assets of the Company or a Restricted Subsidiary (other than any associated accounts, contracts and insurance proceeds),
     (l) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired,
     (m) Liens securing Indebtedness of the Company or any Restricted Subsidiary of the Company that does not exceed €10,000,000 at any one time outstanding,
     (n) Liens securing Acquired Indebtedness incurred pursuant to the first paragraph of Section 4.09 hereof, provided that such Liens (1) secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, such incurrence, and (2) do not extend to any property or asset of the Company or any of its Restricted Subsidiaries other than the property or asset that secured the Acquired Indebtedness prior to the time that it became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and

     (o) Liens securing Permitted Refinancing Indebtedness with respect to any Indebtedness secured by Liens referred to in clauses (c), (d), (g), (h), (k) and (n) above and in this clause (o).
     “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that
     (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses incurred in connection therewith),
     (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,
     (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and
     (d) if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, then such Permitted Refinancing Indebtedness is solely Indebtedness of the Company;
     provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, further, however, that if such Permitted Refinancing Indebtedness is subordinated to the Notes, such guarantee shall be subordinated to such Restricted Subsidiary’s Subsidiary Guarantee to at least the same extent.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other entity.
     “Qualified Equity Offering” means (a) any issuance and sale of Equity Interests (other than Disqualified Stock) of the Company pursuant to an underwritten offering registered under the Securities Act or (b) any other issuance and sale of Equity Interests (other than Disqualified Stock) of the Company so long as, at the time of consummation of such sale, the Company has a class of common equity securities (including American depository shares) registered pursuant to Section 12(b) or Section 12(g) under the Exchange Act.
     “Reference Date” means April 28, 2005.
     “Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Department of the Trustee (or any successor department of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., or any successor to the rating agency business thereof.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Sercel Australia” means Sercel Australia Pty Ltd, an Australian company with its head office in Rydalmere, New South Wales, Australia, and a Restricted Subsidiary of the Company and a Guarantor as of the Issue Date.
     “Sercel Canada” means Sercel Canada Ltd, a Canadian company with its head office in Calgary, Alberta, Canada, and a Restricted Subsidiary of the Company and a Guarantor as of the Issue Date.
     “Sercel Guarantors” Sercel, Inc., Sercel Canada and Sercel Australia.
     “Sercel, Inc.” means Sercel Inc., an Oklahoma corporation with its head office in Houston, Texas, and a Restricted Subsidiary of the Company and a Guarantor as of the Issue Date.
     “Sercel SA” means:
     (a) Sercel S.A., a French limited liability corporation with its head office in Carquefou, France, and a Restricted Subsidiary of the Company as of the Issue Date, and/or
     (b) any holding company (including Sercel Holding S.A.) that holds all of the outstanding Capital Stock of either or both of Sercel SA and Sercel Inc. (other than directors’ qualifying shares and Capital Stock held by other statutorily required minority shareholders) and that does not hold any Capital Stock in any other Subsidiary of the Company.
     “Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.
     “Stated Maturity” means, with respect to any mandatory sinking fund or other installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Strategic Assets” means assets or rights (other than assets that would be classified as current assets in accordance with GAAP) of the kind used or usable by the Company or its Restricted Subsidiaries in the business of providing services or software products to the oil and gas industry or manufacturing equipment for use by the oil and gas industry (or any business that is reasonably complementary or related thereto as determined in good faith by the Board of Directors).
     “Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof) and (c) any other Person whose results for financial reporting purposes are consolidated with those of such Person in accordance with GAAP.
     “Subsidiary Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to Article 10 hereof.
     “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.
     “Treasury Rate” means, as of any redemption date in respect of the Notes, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2012; provided, however, that if the period from the redemption date to May 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     “Trustee” means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
     “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution and any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate a Subsidiary as an Unrestricted Subsidiary only to the extent that such Subsidiary at the time of such designation (a) has no Indebtedness other than Non-Recourse Debt, (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless such agreement, contract, arrangement or understanding does not violate Section 4.11 hereof, and (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 4.09 hereof, the Company shall be in default of such covenant). The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if: (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.
     “U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at or as of any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters (or, if Reuters ceases to provide such spot quotations, by any other reputable service as is providing such spot quotations, as selected by the Company) at approximately 11:00 a.m. (New York City time) on the date not more than two Business Days prior to such determination.
     “U.S. Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors, managers or trustees of such Person.

     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.
     “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person to the extent that (a) all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and Capital Stock held by other statutorily required minority shareholders) shall at the time be owned directly or indirectly by such Person or (b) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction or its governmental agencies, authorities or state-owned businesses to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction or another foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that such Person, by contract or otherwise, controls the business and management of such Restricted Subsidiary. Further, in relation to the Company, the term “Wholly Owned Restricted Subsidiary” includes any Foreign Restricted Subsidiary so long as the direct or indirect ownership interest of the Company in its Capital Stock is no less than at the Issue Date.
Section 1.02. Other Definitions.

Defined in
Term	Section
“Additional Amounts”	4.19
“Affiliate Transaction”	4.11
“Agreement Currency”	4.20
“Asset Sale Offer”	3.09
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur” or “incurrence”	4.09
“Judgment Currency”	4.20
“Legal Defeasance”	8.02
“merger”	1.04
“Offer Amount”	3.09
“Offer Period”	3.09
“Original Notes”	2.02

Defined in
Term	Section
“Other Company Indebtedness”	4.13
“Paying Agent”	2.03
“Payment Default”	6.01
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Taxes”	4.19
“Territory”	4.19
“Relevant Taxing Jurisdiction”	4.19
“Suspended Provisions”	4.23
“U.S. GAAP”	4.03
Section 1.03. Incorporation by Reference of Trust Indenture Act.
     Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. Any terms incorporated in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.
Section 1.04. Rules of Construction.
     Unless the context otherwise requires:
          (1) a term has the meaning assigned to it;
          (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
          (3) “or” is not exclusive;
          (4) words in the singular include the plural, and in the plural include the singular;
          (5) provisions apply to successive events and transactions;
          (6) the term “merger” includes a fusion, an amalgamation, a compulsory share exchange, a conversion of a corporation into another business entity and any other transaction having effects substantially similar to a merger under the General Corporation Law of the State of Delaware;
          (7) references to “France” are to the French Republic; and
          (8) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

     Whenever the covenants or default provisions or definitions in this Indenture refer to an amount in U.S. dollars or euros, that amount will be deemed to refer to the U.S. Dollar Equivalent or Euro Equivalent, as applicable, of the amount of any obligation denominated in any other currency or currencies, including composite currencies.
     The U.S. Dollar Equivalent or the Euro Equivalent for any purpose under this Indenture will be determined as of a date of determination as described in the definition of “U.S. Dollar Equivalent” or “Euro Equivalent,” as applicable, in Section 1.01 and, in any case, no subsequent change in the U.S. Dollar Equivalent or the Euro Equivalent after the applicable date of determination will cause such determination to be modified.
ARTICLE 2
THE NOTES
Section 2.01. Form and Dating.
     The Notes shall be issued only in registered form. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued in denominations of $1,000 and integral multiples thereof.
     The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. Notwithstanding the foregoing, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
     (a) Global Note. The Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes with the Note Custodian and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided.
     Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions, repurchases and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

     (b) Book-Entry Provisions. Participants shall have no rights either under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Note Custodian as custodian for the Depository or under such Global Note, and the Depository (or its nominee, if the Depository is not the Holder) may be treated by the Company, the Trustee and any Agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever (except for the determination of Additional Amounts payable pursuant to Section 4.19 hereof).
     Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Participants, the operation of customary practices of such Depository governing the exercise of the rights of an owner of a beneficial interest in any Global Note.
Section 2.02. Execution and Authentication.
     One Officer shall sign the Notes for the Company by manual or facsimile signature. If the Company has a corporate seal, it may be reproduced on the Notes and, if so, it may be in facsimile form.
     If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.
     A Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture. The form of Trustee’s certificate of authentication to be borne by the Notes shall be substantially as set forth in Exhibit A hereto.
     Each Note shall be dated the date of its authentication.
     The Trustee shall authenticate (i) the Notes for original issue on the Issue Date in the aggregate principal amount of $400,000,000 (the “Original Notes”), and (ii) additional Notes for original issue from time to time after the Issue Date in such principal amounts as may be set forth in a written order of the Company signed by one Officer, which written order shall specify (a) the amount of Notes to be authenticated and the date of original issue thereof and (b) the amount of Notes to be issued in global form or definitive form. The aggregate principal amount of Notes outstanding at any time may not exceed $400,000,000 plus such additional principal amounts as may be issued and authenticated pursuant to clause (ii) of this paragraph, except as provided in Section 2.07 hereof.
     The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company, any Guarantor or an Affiliate of the Company.

Section 2.03. Registrar and Paying Agent.
     The Company shall maintain an office or agency in the continental United States where Notes may be presented for registration of transfer or for exchange (“Registrar”) and where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, the Company shall maintain a paying agent and a co-registrar in the Grand Duchy of Luxembourg. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not named in this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, and such agreement shall incorporate the TIA’s provisions of this Indenture that relate to such Agent. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
     The Company initially appoints The Depository Trust Company (“DTC”) to act as Depository with respect to the Global Notes.
     The Company initially appoints the Trustee to act as Registrar and Paying Agent at its Corporate Trust Office in Dallas, Texas and to act as Note Custodian with respect to the Global Notes, and the Company initially appoints Dexia Banque Internationale à Luxembourg, société anonyme to act as Registrar and Paying Agent in Luxembourg.
Section 2.04. Paying Agent to Hold Money in Trust.
     The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence and during the continuance of any Event of Default described in clause (j), (k) or (l) of Section 6.01 hereof, the Trustee shall serve as Paying Agent for the Notes.
Section 2.05. Holder Lists.
     The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Section

312(a) of the TIA. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with Section 312(a) of the TIA.
Section 2.06. Transfer and Exchange.
     (a) Transfer and Exchange of Global Notes. The transfer and exchange of the Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture and the Applicable Procedures. Beneficial interests in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note in accordance with the Applicable Procedures.
     (b) Transfer and Exchange of Definitive Notes. If issued, Definitive Notes may not be exchanged or transferred for beneficial interests in a Global Note. When Definitive Notes are presented by a Holder to the Registrar with a request to register the transfer of the Definitive Notes or to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested only if the Definitive Notes are presented or surrendered for registration of transfer or exchange, are endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.
     (c) [Intentionally omitted.]
     (d) Restrictions on Transfer and Exchange of Global Notes. Notwithstanding any other provision of this Indenture, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.
     (e) Authentication of Definitive Notes in Absence of Depository or at Company’s Election. If at any time (i) the Depository for the Notes notifies the Company that the Depository is unwilling or unable to continue as Depository for the Global Notes or has ceased to be a clearing agency registered under the Exchange Act and in either case a successor Depository for the Global Notes is not appointed by the Company within 90 days after delivery of such notice, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes or (iii) there has occurred and is continuing an Event of Default with respect to the Notes, then the Company shall execute, and the Trustee shall, upon receipt of an authentication order in accordance with Section 2.02 hereof, authenticate and deliver Definitive Notes in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes. Definitive Notes issued in exchange for beneficial interests in the Global Notes pursuant to this Section 2.06(e) shall be registered in such names and in such authorized denominations as the Depository, pursuant to instructions from its direct or Indirect Participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.
     (f) [Intentionally omitted.]
     (g) Cancellation or Adjustment of Global Notes. At such time as all beneficial interests in Global Notes have been exchanged for Definitive Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes or a beneficial interest in another Global Note, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee, as Registrar and Note Custodian, to reflect such reduction; and if the beneficial interest is being exchanged or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee, as Registrar and Note Custodian, to reflect such increase.
     (h) General Provisions Relating to Transfers and Exchanges.
     (i) To permit registrations of transfers and exchanges, subject to this Section 2.06, the Company shall execute and, upon the written order of the Company signed by an Officer of the Company, the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.
     (ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.07, 4.10, 4.15 and 9.05 hereof).
     (iii) [Intentionally omitted.]
     (iv) All Definitive Notes and Global Notes issued upon any registration of transfer or exchange of Definitive Notes or Global Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Definitive Notes or Global Notes surrendered upon such registration of transfer or exchange.
     (v) The Company and the Registrar shall not be required:
     (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;
     (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or
     (C) to register the transfer of a Note other than in amounts of $1,000 or multiple integrals thereof.
     (vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest, on such Notes, and neither the Trustee, any Agent nor the Company shall be affected by notice to the contrary.
     (vii) The Trustee shall authenticate Definitive Notes and Global Notes in accordance with the provisions of Section 2.02 hereof.
Section 2.07. Replacement Notes.
     If any mutilated Note is surrendered to the Trustee or the Registrar in Luxembourg, or the Trustee or the Registrar in Luxembourg receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by one Officer of the Company, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Registrar in Luxembourg, as applicable, and the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee or the Registrar in Luxembourg, as applicable, and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note. If, after the delivery of such replacement Note, a bona fide purchaser of the original Note in lieu of which such replacement Note was issued presents for payment or registration such original Note, the Trustee shall be entitled to recover such replacement Note from the Person to whom it was delivered or any Person taking therefrom, except a bona fide purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company, the Trustee, any Agent and any authenticating agent in connection therewith.
     Subject to the provisions of the final sentence of the preceding paragraph of this Section 2.07, every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes.
     The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company, any Subsidiary of the Company or an Affiliate of the Company or any Subsidiary of the Company holds the Note.
     If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.
     If the entire principal of and premium, if any, and interest on any Note are considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue as of the date of such payment.
Section 2.09. Treasury Notes.
     In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, a Subsidiary of the Company or an Affiliate, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trustee knows are so owned shall be so disregarded. Notwithstanding the foregoing, Notes that the Company, a Subsidiary of the Company or an Affiliate offers to purchase or acquires pursuant to an offer, exchange offer, tender offer or otherwise shall not be deemed to be owned by the Company, a Subsidiary of the Company or an Affiliate until legal title to such Notes passes to the Company, such Subsidiary or such Affiliate as the case may be.
Section 2.10. Temporary Notes.
     Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Company signed by one Officer of the Company. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.
Section 2.11. Cancellation.
     The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and, at the written request of the Company, shall destroy cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Company upon its written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12. Defaulted Interest.
     If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided, however, that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.
ARTICLE 3
REDEMPTION AND REPURCHASE
Section 3.01. Notices to Trustee.
     If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.
Section 3.02. Selection of Notes to Be Redeemed.
     If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes as follows: (i) if the Notes are listed, in compliance with the requirements of the principal securities exchange on which the Notes are listed; or (ii) if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 days nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.
     The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
     The provisions of the two preceding paragraphs of this Section 3.02 shall not apply with respect to any redemption affecting only a Global Note, whether a Global Note is to be redeemed in whole or in part. In case of any such redemption in part, the unredeemed portion of the principal amount of the Global Note shall be in an authorized denomination.
Section 3.03. Notice of Redemption.
     At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail a notice of redemption to each Holder whose Notes are to be redeemed at its registered address. For so long as the Notes are listed on the Luxembourg Stock Exchange and for so long as the rules of such exchange require, notices of redemption shall be published once by the Trustee, not less than five Business Days prior to the redemption date, in a newspaper having general circulation in Luxembourg, which newspaper may be the D’Wort, or if such newspaper ceases to be published or timely publication in it will not be practicable, in such other newspaper as the Trustee deems necessary to give fair and reasonable notice to the Holders of the Notes. Notices may also be published on the internet site of the Luxembourg Stock Exchange at http://www.bourse.lu.
     The notice shall identify the Notes to be redeemed and shall state:
     (a) the redemption date;
     (b) the redemption price;
     (c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;
     (d) the name and address of the Paying Agent;
     (e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
     (f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
     (g) the clause of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

     (h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
     If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to redemption.
     At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days (unless the Company and the Trustee agree to a shorter period) prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Section 3.04. Effect of Notice of Redemption.
     Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.
Section 3.05. Deposit of Redemption Price.
     No later than 10:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.04 hereof) money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Paying Agent shall promptly return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of and accrued interest on all Notes to be redeemed.
     If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.06. Notes Redeemed in Part.
     Upon surrender of a Note that is redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07. Optional Redemption.
     (a) At any time prior to May 15, 2012, the Company may redeem the Notes at its option, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption.
     (b) At any time on or after May 15, 2012, the Company shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage
2012	103.875%
2013	102.583%
2014	101.292%
2015 and thereafter	100.000%
     (c) Further, prior to May 15, 2010, the Company may redeem on any one or more occasions Notes representing up to 35% of the aggregate principal amount of Notes originally issued from time to time under this Indenture (including any Notes originally issued after the Issue Date) at a redemption price of 107.750% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings, provided that (i) Notes representing at least 65% of the aggregate principal amount of Notes originally issued from time to time under this Indenture (including any Notes originally issued after the Issue Date) remain outstanding immediately after the occurrence of each such redemption and (ii) such redemption shall occur within 90 days of the date of the closing of each such Qualified Equity Offering.
     (d) The Company may at any time redeem, in whole but not in part, the Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of redemption if it or any Guarantor has become or would become obligated to pay any Additional Amounts in respect of the Notes as a result of (i)(1) any change in or amendment to the laws or treaties (or regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction to tax or (2) any change in or amendment to any official position regarding the application or interpretation of such laws, treaties, regulations or rulings, which change or amendment is announced or is effective on or after the date of this Indenture and (ii) such obligation cannot be avoided by the Company or any such Guarantor taking reasonable measures available to it. Notwithstanding the preceding sentence of this Section 3.07(d), no notice of redemption of the Notes pursuant to this Section 3.07(d) may be given earlier than 60 days prior to the earliest date on which the Company could be obligated to pay such Additional Amounts if a payment in respect of the Notes was then due. Prior to giving notice of any such redemption, the Company shall deliver to the Trustee (y) an Officers’ Certificate stating that the obligation to pay Additional Amounts cannot be avoided by the Company or any such Guarantor taking reasonable measures available to it and (z) an Opinion of Counsel of an independent legal counsel to the Company to the effect that the circumstances referred to in clause (i) above exist.
     (e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.
Section 3.08. Mandatory Redemption.
     Except as set forth under Sections 4.10 and 4.15 hereof, the Company shall not be required to purchase or to make mandatory redemption or sinking fund payments with respect to the Notes.
Section 3.09. Offer to Purchase by Application of Excess Proceeds.
     In the event that, pursuant to Section 4.10 hereof, the Holders shall have the right to require the Company to purchase Notes pursuant to an offer (an “Asset Sale Offer”), the Company shall follow the procedures specified below.
     The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes validly tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as principal payments are made at Stated Maturity. The Company shall not permit any Restricted Subsidiary to enter into or suffer to exist any agreement (other than any agreement governing the Company’s or any of its Restricted Subsidiaries’ Credit Facilities) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer. Further, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to an Asset Sale Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described above by virtue thereof.
     If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
     Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.

The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:
     (a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;
     (b) the Offer Amount, the purchase price and the Purchase Date;
     (c) that any Note not tendered or accepted for payment shall continue to accrue interest;
     (d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;
     (e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;
     (f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Company or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
     (g) that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
     (h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and
     (i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
     If any of the Notes subject to an Asset Sale Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases.

     On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.
     Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.
ARTICLE 4
COVENANTS
Section 4.01. Payment of Notes.
     The Company shall pay or cause to be paid the principal of and premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if a Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m., New York City time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
     The Company shall pay interest (including post-petition interest in any proceeding under any applicable bankruptcy law) on overdue principal and premium, if any, at the rate equal to the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any applicable bankruptcy law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 4.02. Maintenance of Office or Agency.
     The Company shall maintain an office or agency in the continental United States and, subject to the provisions of Section 2.03 hereof, in the Grand Duchy of Luxembourg where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. If at any time the Company shall fail to maintain any such required office or agency in the continental United States or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
     The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. Further, if at any time there shall be no such office or agency in the continental United States where the Notes may be presented or surrendered for payment, the Company shall forthwith designate and maintain such an office or agency in the continental United States, in order that the Notes shall at all times be payable in the continental United States. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
     The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.
Section 4.03. Reports.
     (a) Whether or not the Company is required to do so by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will file with the SEC (unless the SEC will not accept such a filing):
          (i) within the time periods specified in the SEC’s rules and regulations, all annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the SEC on Form 20-F, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report thereon by the Company’s certified independent accountants, and
     (ii) within 60 days after the end of each of the first and third quarters of each fiscal year (and within 75 days after the end of the second quarter of each fiscal year), reports on Form 6-K, or any successor form, attaching (a) unaudited consolidated financial statements for the Company for the period then ended (and the comparable period in the prior year), in each case prepared in accordance with GAAP (as in effect on the date of such report or financial information) including either, to the extent permitted under applicable law and SEC regulations (1) a reconciliation to accounting principles generally accepted in the United States (“U.S. GAAP”) in substantially the form set out in the Form 20-F of the Company for the year ended December 31, 2005 dated on or about May 9, 2006 or (2) a reconciliation of EBITDA to U.S. GAAP; provided that, in either case, such reconciliation shall be made to U.S. GAAP as in effect on the date of such report or financial information and (b) the information relating to the Company described in Item 5 of Form 20-F (i.e., Operating and Financial Review and Prospects).

Within 15 days of filing, or attempting to file, such information with the SEC, the Company shall furnish such information to the Holders of the Notes.
     The Company shall at all times comply with Section 314(a) of the TIA.
     (b) For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the information referred to in Section 4.03(a) hereof shall also be made available, free of charge in Luxembourg through the offices of the Paying Agent in Luxembourg.
Section 4.04. Compliance Certificate.
     (a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.
     (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants or its equivalent body in France, as the case may be, the year-end financial statements delivered pursuant to Section 4.03(a) above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established international reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.
     (c) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05. Taxes.
     The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
Section 4.06. Stay, Extension and Usury Laws.
     The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07. Restricted Payments.
     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any of its Restricted Subsidiaries (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (ii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, except a payment of interest or principal at Stated Maturity; or (iii) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least €1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in Section 4.09 hereof; and
     (c) such Restricted Payment, together with (x) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Reference Date (excluding Restricted Payments permitted by clauses (b) through (e) and, to the extent deducted in computing Consolidated Net Income, (f) and (g) of the next succeeding paragraph), and (y) the aggregate amount of all dividends and other payments or distributions paid subsequent to the Reference Date on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than (i) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company, (ii) dividends or distributions payable to the Company or any of its Restricted Subsidiaries or (iii) if the Restricted Subsidiary making such dividend is not a Wholly Owned Restricted Subsidiary, dividends to its shareholders on a pro rata basis), is less than the sum (without duplication) of the following: (A) 50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2005 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the aggregate of (1) the net cash proceeds and (2) the fair market value of Strategic Assets transferred or conveyed to the Company (as valued at the time of transfer or conveyance to the Company, and as determined in the manner contemplated by the definition of the term “fair market value”), in each case received by the Company since the Reference Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issuance or sale of Disqualified Stock or debt securities of the Company that have been converted into, or exchanged or redeemed for, such Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into, or exchanged or redeemed for, Disqualified Stock), plus (C) to the extent that any Restricted Investment that was made after the Reference Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) plus (D) if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the lesser of (1) an amount equal to the fair market value of the Investments previously made by the Company and its Restricted Subsidiaries in such Subsidiary as of the date of redesignation and (2) the amount of such Investments.
     The foregoing provisions will not prohibit any of the following:
(a)	the payment of any dividend within 60 days after the date of declaration thereof if at said date of declaration such payment would have complied with the provisions of this Indenture;

(b)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or any Equity Interests of the Company or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, purchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(B) of the preceding paragraph;
(c)	the defeasance, redemption, purchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(d)	the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the Company or any of its Wholly Owned Restricted Subsidiaries;

(e)	repurchases of Equity Interests deemed to occur upon exercise of stock options, if such Equity Interests represent a portion of the exercise price of such stock options;

(f)	so long as no Default has occurred and is continuing, the repurchase or other acquisition for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company for allocation (as a free allocation or otherwise) to directors, officers and employees of the Company and its Restricted Subsidiaries not in excess of €2,500,000 in any twelve-month period;

(g)	so long as no Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed €1,000,000 in any twelve-month period;

(h)	loans or advances in the ordinary course of business to Affiliates or Persons with which the Company or a Subsidiary may have contractual arrangements in any jurisdiction reasonably necessary to be made in connection with conducting the business of the Company or a Subsidiary in such jurisdiction in a form that is customary to address foreign investment regulation or practice in such jurisdiction, in an aggregate amount not to exceed €2,000,000 outstanding at any one time;

(i)	so long as no Default has occurred and is continuing, advances constituting Investments or loans to directors, officers and employees of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of €1,000,000 at any one time outstanding; and

(j)	other Restricted Payments not to exceed €15,000,000 in the aggregate.
               The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default (except at any time during which the Company maintains Investment Grade Status). For purposes of making such designation, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so

designated shall be deemed to be Restricted Payments at the time of such designation, in an amount equal to the fair market value of such Investments at the time of such designation. Such designation shall only be permitted if such Restricted Payments would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of “Unrestricted Subsidiary.”
     The Board of Directors may also redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation complies with the requirements described in the definition of “Unrestricted Subsidiary.” If the aggregate amount of all Restricted Payments calculated for purposes of the first paragraph of this Section 4.07 includes an Investment in an Unrestricted Subsidiary that subsequently becomes a Restricted Subsidiary pursuant to the terms of this paragraph, then the aggregate amount of such Restricted Payments shall be reduced by the lesser of (a) an amount equal to the fair market value of the Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time it becomes a Restricted Subsidiary and (b) the amount of such Investments.
     Any designation or redesignation of a Subsidiary shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such action and evidencing the valuation of any Investment relating thereto (as determined in good faith by the Board of Directors) and an Officers’ Certificate certifying that such action complied with the terms of the definition of “Unrestricted Subsidiary” set forth in this Indenture and with this Section 4.07.
     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in the manner contemplated by the definition of the term “fair market value,” and the results of such determination shall be evidenced by an Officers’ Certificate delivered to the Trustee. Not later than ten Business Days following the date of making any Restricted Payment (other than a Restricted Payment permitted by clauses (b) through (d) of the second full paragraph of this Section 4.07), the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed.
Section 4.08. Dividend and Other Payment Restrictions Affecting Subsidiaries.
     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to do any of the following: (a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (1) agreements governing Credit Facilities or Existing Indebtedness, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such agreements and amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially less favorable to the holders of the Notes, taken as a whole, with respect to such dividend and other payment restrictions than those contained, in the case of Credit Facilities, in agreements governing Credit Facilities or, in the case of Existing Indebtedness, in agreements governing such Existing Indebtedness, in either case as in effect on the date of this Indenture, (2) this Indenture, the Notes and the Subsidiary Guarantees, (3) any agreement for the sale or other disposition of Equity Interests in a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition, (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred, (5) by reason of customary provisions restricting the subletting or assignment of any lease or the transfer of copyrighted or patented materials, (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, (7) customary provisions in agreements for the sale of property or assets, (8) customary provisions in agreements that restrict the assignment of such agreements or rights thereunder, (9) provisions with respect to the disposition or distribution of assets or property in any joint venture agreement, assets sale agreement, stock sale agreement or other similar agreement entered into in the ordinary course of business, but in each case only to the extent such encumbrance or restriction relates to the transfer of the property, or encumbers or restricts the assets, subject to such agreement, (10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (11) Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially less favorable to the Holders, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (12) any Liens not prohibited by Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens, or (13) applicable law.
Section 4.09. Incurrence of Indebtedness and Issuance of Disqualified Stock.
     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” or an “incurrence”) any Indebtedness (including, without limitation, any Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or any Guarantor may incur Indebtedness or issue Disqualified Stock, and any Restricted Subsidiary may incur Acquired Indebtedness, in each case if the Consolidated Interest Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 3.0 to 1.0, determined on a pro forma basis

(including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness or Disqualified Stock had been issued or incurred, as the case may be, at the beginning of such four-quarter period.
     The foregoing provisions shall not apply to the incurrence by the Company or any of its Restricted Subsidiaries of any of the following Indebtedness:
     (a) Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) €125,000,000, plus any fees, premiums, expenses (including costs of collection), indemnities and similar amounts payable in connection with such Indebtedness, and less any amounts derived from Asset Sales and applied to the permanent reduction of Indebtedness under Credit Facilities in accordance with Section 4.10 hereof and (y) 10% of the Company’s Consolidated Total Assets;
     (b) Existing Indebtedness;
     (c) Hedging Obligations;
     (d) Indebtedness represented by the Original Notes or the Subsidiary Guarantees;
     (e) intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries, provided that (1) if the Company or any Guarantor is the obligor on such Indebtedness, then the Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all of the Company’s obligations with respect to the Notes or such Guarantor’s obligations under its Subsidiary Guarantee, as the case may be, and (2) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company, or any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Wholly Owned Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, as of the date of such issuance, sale or other transfer that is not permitted by this clause (e);
     (f) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary thereof in the ordinary course of business, including guarantees or obligations of the Company or any Restricted Subsidiary thereof with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);
     (g) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (or any guarantee thereof or indemnity with respect thereto), in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (g), not to exceed €20,000,000 at any time outstanding;
     (h) the guarantee by the Company of Indebtedness of any of its Restricted Subsidiaries or by any Restricted Subsidiary of Indebtedness of the Company or another Restricted Subsidiary, in each case, that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the Notes or a Subsidiary Guarantee then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;
     (i) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries incurred in the ordinary course of business in connection with cash pooling or other cash management arrangements;
     (j) Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness incurred pursuant to the first paragraph and clauses (b), (d), (g) and (j) of the second paragraph of this Section 4.09;
     (k) Indebtedness of Restricted Subsidiaries of the Company (other than Guarantors) in an aggregate principal amount not to exceed 5% of the Company’s Consolidated Total Assets minus the sum of all Indebtedness of Restricted Subsidiaries of the Company (other than Guarantors) then outstanding; and
     (l) any additional Indebtedness of the Company or any Guarantor in an aggregate principal amount not in excess of €25,000,000 at any one time outstanding and any guarantee thereof.
     The Company shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Subsidiary Guarantees of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or of such Guarantor, as the case may be; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured.
     For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (l) of the second paragraph, or is entitled to be incurred pursuant to the first paragraph, of this Section 4.09, the Company shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09.
Section 4.10. Asset Sales.
     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (excluding for this purpose an Event of Loss) unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in accordance with the definition of such term, the results of which determination shall be set forth in an Officers’ Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that the amount of (i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (ii) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 180 Business Days by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) shall be deemed to be cash for purposes of this Section 4.10.
     Within 365 days after the receipt of any Net Proceeds from an Asset Sale (including, without limitation, any Event of Loss), the Company or any such Restricted Subsidiary may apply such Net Proceeds to (a) permanently repay the principal of any Indebtedness of the Company ranking in right of payment at least pari passu with the Notes or any Indebtedness of such Restricted Subsidiary (provided that if such Restricted Subsidiary is a Guarantor then such Indebtedness shall rank in right of payment at least pari passu with its Subsidiary Guarantee), (b) make capital expenditures in respect of Strategic Assets, or (c) acquire (including by way of a purchase of assets or a majority of the Voting Stock of a Person, by merger, by consolidation or otherwise) Strategic Assets, provided that if the Company or such Restricted Subsidiary enters into a binding agreement to acquire such Strategic Assets within such 365-day period, but the consummation of the transactions under such agreement has not occurred within such 365-day period and such agreement has not been terminated, then such 365-day period shall be extended by 90 days to permit such consummation. If such consummation shall not occur, or such agreement shall be terminated within such 90-day extension period, then the Company may apply, or cause such Restricted Subsidiary to apply, within 90 days after the end of such initial 90-day extension period or the effective date of such termination, whichever is earlier, such Net Proceeds as provided in clauses (a) through (c) of this paragraph. Pending the final application of any such Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce outstanding revolving credit borrowings, including borrowings under the Credit Facilities, or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (a) through (c) of this paragraph shall be deemed to constitute “Excess

Proceeds.” Within 30 days of each date on which the aggregate amount of Excess Proceeds exceeds €10,000,000, the Company shall commence an Asset Sale Offer pursuant to Section 3.09 hereof to purchase the maximum principal amount of Notes that may be purchased out of Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, to the date of purchase, in accordance with the procedures set forth in Section 3.09 hereof; provided, however, that, if the Company is required to apply such Excess Proceeds to purchase, or to offer to purchase, any Pari Passu Indebtedness, the Company shall only be required to offer to purchase the maximum principal amount of Notes that may be purchased out of the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the aggregate principal amount of Notes outstanding and the denominator of which is the aggregate principal amount of Notes outstanding plus the aggregate principal amount of Pari Passu Indebtedness outstanding. To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the amount that the Company is required to purchase, the Company may use any remaining Excess Proceeds for general corporate purposes in any manner not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount that the Company is required to purchase, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.
     The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or suffer to exist any agreement (other than any agreement governing the Company’s or any Restricted Subsidiary’s Credit Facilities) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer.
Section 4.11. Transactions with Affiliates.
     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (a) such Affiliate Transaction is in writing and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Company or such Restricted Subsidiary, and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €2,000,000, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €5,000,000, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €15,000,000, an opinion as to the fairness to the Company or the relevant Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm that is, in the judgment of the Board of Directors, qualified to render such opinion and is independent with respect to the Company; provided, however, that the following shall be deemed not to be Affiliate Transactions: (A) any employment agreement or other employee compensation plan or arrangement (including stock option plans) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary; (B) transactions between or among the Company and its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of any such transaction); (C) loans or advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries made in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed €1,000,000 outstanding at any one time; (D) indemnities of officers, directors and employees of the Company or any of its Restricted Subsidiaries permitted by provisions of the organizational documents of the Company or such Restricted Subsidiary or applicable law; (E) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Subsidiary; (F) any agreement or arrangement in effect as of the Issue Date or any amendment thereto or replacement thereof or any transaction contemplated thereby (including pursuant to any amendment or replacement agreement) so long as any such amendment or replacement agreement, taken as a whole, is no more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; and (G) Restricted Payments and Permitted Investments that are permitted by the provisions of Section 4.07 hereof.
Section 4.12. Liens.
     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens, to secure (a) any Indebtedness of the Company or such Restricted Subsidiary (if it is not also a Guarantor), unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured, or (b) any Indebtedness of any Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantee of such Guarantor is equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the Notes or any Subsidiary Guarantee, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or the Subsidiary Guarantee, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or the Subsidiary Guarantee.
Section 4.13. Guarantees of Company Indebtedness by Restricted Subsidiaries.
     The Company shall not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company or any Guarantor (the “Other Company Indebtedness”) other than Permitted Guarantees, unless such Restricted Subsidiary (if it is not already a Guarantor) contemporaneously executes and delivers a Subsidiary Guarantee and a supplemental indenture to this Indenture in accordance with the terms of Section 10.02 hereof, which Subsidiary Guarantee will be senior to such Restricted Subsidiary’s guarantee of such Other Company Indebtedness if such Other Company Indebtedness so guaranteed is subordinated Indebtedness.
Section 4.14. Corporate Existence.
     Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and, subject to Article 10 hereof, the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve the existence of any of its Restricted Subsidiaries, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.
Section 4.15. Offer to Purchase Upon Change of Control.
     (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to purchase all or any portion (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes, pursuant to an offer described in this Section 4.15 (a “Change of Control Offer”), at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”). Within 30 days following a Change of Control, the Company shall give notice to each Holder and the Trustee stating: (1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes validly tendered and not withdrawn will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days but no later than 60 days from the date such notice is given (the “Change of Control Payment Date”); (3) that any Note not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed and such customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. If any of the Notes subject to a Change of Control Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the

Depository applicable to repurchases. Further, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described above by virtue thereof.
     (b) On or before 10:00 a.m. New York time on the Change of Control Payment Date, the Company shall, to the extent lawful, (a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly deliver to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
     (c) The Change of Control provisions described above shall be applicable whether or not any other provisions of this Indenture are applicable.
     (d) The foregoing provisions of this Section 4.15 that require the Company to make a Change of Control Offer following a Change of Control shall be applicable regardless of whether any other provisions of this Indenture are applicable. The Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
Section 4.16. Issuances and Sales of Capital Stock of Restricted Subsidiaries.
     The Company (i) shall not, and shall not permit any Restricted Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any Capital Stock of any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) and (ii) shall not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company (except, in the case of both clauses (i) and (ii) above, as required in the manner described in clause (b) under the definition of “Wholly Owned Restricted Subsidiary”, provided, that the business and management of the Restricted Subsidiary is, by contract or otherwise, controlled by the Company), unless:

(1)	the Net Proceeds from such issuance, transfer, conveyance, sale or other disposition are applied in accordance with Section 4.10 hereof and

(2)	immediately after giving effect to such transfer, conveyance, sale or other disposition, such Restricted Subsidiary either continues to be a Restricted Subsidiary or, if such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any remaining Investment in such Restricted Subsidiary would have been permitted to be made under Section 4.07 hereof if made on the date of such transfer, conveyance, sale or other disposition.
     For purposes of this Section 4.16, the creation or perfection of a Lien on any Capital Stock of a Restricted Subsidiary of the Company to secure any Indebtedness of the Company or any of its Restricted Subsidiaries shall not be deemed to be a disposition of such Capital Stock; provided, however, any sale by the secured party of such Capital Stock following foreclosure of its Lien shall be subject to this Section 4.16.
Section 4.17. Sale-and-leaseback Transactions.
     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale-and-leaseback transaction; provided, however, that the Company or any Restricted Subsidiary, as applicable, may enter into a sale-and-leaseback transaction if (i) the Company or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale-and-leaseback transaction pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.12 hereof, (ii) the gross cash proceeds of such sale-and-leaseback transaction are at least equal to the fair market value (as determined in accordance with the definition of such term, the results of which determination shall be set forth in an Officers’ Certificate delivered to the Trustee) of the property that is the subject of such sale-and-leaseback transaction and (iii) the transfer of assets in such sale-and-leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.10 hereof, if applicable.
Section 4.18. No Inducements.
     The Company shall not, and the Company shall not permit any of its Subsidiaries, either directly or indirectly, to pay (or cause to be paid) any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver, amendment or supplement of any terms or provisions of this Indenture or the Notes, unless such consideration is offered to be paid (or agreed to be paid) to all Holders which so consent, waive or agree to amend or supplement in the time frame set forth on solicitation documents relating to such consent, waiver or agreement.
Section 4.19. Additional Amounts.
     All payments made by or on behalf of the Company or any Guarantor under or with respect to the

Notes or the Subsidiary Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, interest, assessment or other governmental charge (“Taxes”) imposed or levied by or on behalf of any jurisdiction in which the Company or any Guarantor (including any successor entities), is then organized or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction by or through which payment is made (each, a “Relevant Taxing Jurisdiction”), unless the Company or any Guarantor (or any Paying Agent) is required to withhold or deduct Taxes under the laws of the Relevant Taxing Jurisdiction or by the interpretation or administration thereof by the relevant taxing authority. If the Company or any Guarantor (or any Paying Agent) is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes or the Subsidiary Guarantees, the Company or any such Guarantor (and each Paying Agent) will pay to each Holder of the Notes that are outstanding on the date of the required payment, such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by such Holder (including the Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted, provided that no Additional Amounts will be payable with respect to any Note:
(a)	surrendered by the Holder thereof for payment of principal more than 30 days after the later of (1) the date on which such payment first became due and (2) if the full amount payable has not been received by or on behalf of the relevant Holder on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the Holders by the Trustee, except to the extent that the Holder would have been entitled to such Additional Amounts on surrendering such Note for payment on the last day of the applicable 30-day period;

(b)	if any tax, assessment or other governmental charge is imposed or withheld by reason of the failure to comply by the Holder or, if different, the beneficial owner (ayant-droit) of the Note with a request addressed to such Holder or beneficial owner to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of such Holder or beneficial owner which is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, assessment or governmental charge;

(c)	held by or on behalf of a Holder who is liable for Taxes in respect of such Note by reason of having some connection with the Relevant Taxing Jurisdiction other than the mere purchase, holding or disposition of any Note, or the receipt of payments made by or on behalf of the Company or any Guarantor in respect thereof or any Subsidiary Guarantee, including, without limitation, such Holder being or having been a citizen or resident thereof or being or having been present or engaged in a trade or business therein or having had a permanent establishment therein;

(d)	on account of any estate, inheritance, gift, sale, transfer, personal property or other similar tax, assessment or other governmental charge;

(e)	except in the case of the winding up of the Company or any Guarantor, any Note surrendered for payment in the Republic of France;

(f)	any withholding or deduction imposed on a payment to an individual which is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26–27 November 2000 on the taxation of savings income or any agreement between the European Community and any jurisdiction providing for equivalent measures;

(g)	as a result of any combination of (a), (b), (c), (d), (e) or (f) or with respect to any payment made by or on behalf of the Company or any Guarantor in respect of any Note or Subsidiary Guarantee to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor or beneficial owner would not have been entitled to any Additional Amounts had such beneficiary or settlor or beneficial owner been the Holder; or

(h)	such withholding or deduction is imposed or levied on a payment to a Luxembourg resident individual and is required to be made pursuant to the Luxembourg law of 23 December 2005.
     The Company or any Guarantor will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company will furnish, within 60 days after the date the payment of any Taxes is due pursuant to applicable law, to the Trustee, copies of tax receipts (to the extent received from the relevant tax authorities in the usual course or as generally provided) evidencing that such payment has been made by the Company or any Guarantor. The Trustee will make such evidence available to the Holders upon request.
     At least 30 days prior to each date on which any payment under or with respect to the Notes or the Subsidiary Guarantees is due and payable, if the Company or any Guarantor becomes obligated to pay Additional Amounts with respect to such payment, the Company will deliver to each Paying Agent an Officers’ Certificate stating the fact that such Additional Amounts will be payable, and the amount so payable and will set forth such other information as necessary to enable such Paying Agent to pay such Additional Amounts to the Holders of the Notes on the payment date. Whenever in this Indenture there is mentioned, in any context, (a) the payment of principal (and premium, if any), (b) purchase prices in connection with a purchase of the Notes, (c) interest or (d) any other amount payable on or with respect to any of the Notes or the Subsidiary Guarantees, such mention is deemed to include mention of the payment of Additional Amounts provided for in this section to the extent, that, in such context, Additional Amounts are, were or would be payable in respect thereof.
     The Company or a Guarantor, as the case may be, will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in the United States, the Republic of France or in any jurisdiction in which a Paying Agent is located from the initial issue or registration of the Notes or on the enforcement of any payments with respect to the Notes or any Subsidiary Guarantee.

     The obligations of the Company or any Guarantor described in this Section 4.19 will survive the satisfaction and discharge of this Indenture.
Section 4.20. Enforceability of Judgments; Indemnification for Foreign Currency Judgments.
     The obligations of the Company to any Holder or the Trustee shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than United States dollars (the “Agreement Currency”), be discharged only to the extent that on the day following receipt by such Holder or the Trustee, as the case may be, of any amount in the Judgment Currency, such Holder or the Trustee may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such Holder or the Trustee, as the case may be, in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding such judgment, to pay to such Holder or the Trustee, as the case may be, the difference, and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such Holder or the Trustee, as the case may be, such Holder or the Trustee, as the case may be, shall pay to or for the account of the Company such excess, provided that such Holder or the Trustee, as the case may be, shall not have any obligation to pay any such excess as long as a Default has occurred and is continuing, in which case such excess may be applied by such Holder or the Trustee, as the case may be, to such obligations.
Section 4.21. Conduct of Business.
     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the business being conducted on the Issue Date and such other businesses are reasonably necessary or desirable to facilitate the conduct and operation of, or ancillary or reasonably related to, such businesses, except to the extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.
Section 4.22. Anti Layering.
     The Company shall not and shall not permit any Guarantor to incur, directly or indirectly, any Indebtedness that is subordinated in right of payment to any Indebtedness of the Company or the Guarantor, as the case may be, unless the Indebtedness so incurred is either pari passu with, or subordinated in right of payment to, the Notes or the relevant Subsidiary Guarantee, as the case may be.
     Unsecured Indebtedness will not be deemed to be subordinated in right of payment to secured Indebtedness solely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinated in right of payment to Indebtedness that is so guaranteed solely because it is not so guaranteed.
Section 4.23. Effectiveness of Covenants and Events of Default.

     The covenants described under clauses (b)(iii) and (b)(iv) in Section 10.03 (“Guarantors may Consolidate, etc., on Certain Terms”), Section 4.07 (“Restricted Payments”), Section 4.09 (“Incurrence of Indebtedness and Issuance of Disqualified Stock”), Section 4.08 (“Dividend and Other Payment Restrictions Affecting Subsidiaries”), Section 4.11 (“Transactions with Affiliates”), Section 4.21 (“Conduct of Business”), Section 4.10 (“Asset Sales”), clauses (i)(a), (ii) and (iii) in Section 4.17 (“Sale-and-Leaseback Transactions”) and Section 4.16 (“Issuances and Sales of Capital Stock in Restricted Subsidiaries”) and the Events of Default described in clauses (e) and (f) in Section 6.01 (“Events of Default and Remedies”) (collectively, the “Suspended Provisions”) will no longer be in effect upon the Company attaining Investment Grade Status. If at any time the Company’s credit rating is downgraded from Investment Grade Status, then the Suspended Provisions will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Company subsequently attains Investment Grade Status (in which event the Suspended Provisions shall again no longer be in effect for such time that the Company maintains Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture with respect to the Suspended Provisions based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Company attains Investment Grade Status and before any reinstatement of such Suspended Provisions as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the applicable Suspended Provisions remained in effect during such period.
ARTICLE 5
SUCCESSORS
Section 5.01. Successor Corporation Substituted.
     Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company not constituting an Event of Default pursuant to with Section 6.01(f) hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor corporation had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from its obligations under this Indenture or the Notes in the case of any such lease.

ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01. Events of Default.
     An “Event of Default” occurs if:
     (a) the Company defaults in the payment when due of interest on the Notes, and such default continues for a period of 30 days;
     (b) the Company defaults in the payment when due of principal of or premium, if any, on the Notes;
     (c) the Company fails to comply with any of the provisions of Sections 4.10 or 4.15 hereof;
     (d) the Company fails to observe or perform any other covenant or other agreement in this Indenture or the Notes for 30 days after it receives written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding of such failure;
     (e) the declaration or payment of any dividend or the making of any other payment or distribution described in subclause (y) of Section 4.07(c) hereof, which declaration, payment or distribution would not be permitted by Section 4.07 hereof if it were treated as a Restricted Payment;
     (f) The Company consolidates or merges (fusion) with or into (whether or not the Company is the surviving corporation), or sells, assigns, transfers, leases, conveys, demerges (scission) or otherwise disposes of all or substantially all of its properties or assets in one or more related transactions, to, another Person unless: (1) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance, demerger or other disposition shall have been made is a corporation organized or existing under the laws of the United States (or any state thereof or the District of Columbia), France or any other member state of the European Union (as constituted on the Issue Date); (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance, demerger or other disposition shall have been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (3) immediately after such transaction no Default or Event of Default exists; (4) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance, demerger or other disposition shall have been made, (i) shall have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (ii) shall, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least €1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and (5) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, (i) an Officers’ Certificate stating that such consolidation, merger or disposition and any supplemental indenture in respect thereto comply with this provision and that all conditions precedent in this Indenture relating to such transaction or transactions have been complied with and (ii) an Opinion of Counsel stating that the requirements of clauses (1) and (2) of this Section 6.01(f) have been satisfied;
     (g) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether or not such Indebtedness or guarantee now exists, or is created after the date of this Indenture, which default (i) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness, including any extension thereof (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of €10,000,000; and provided, further, that if such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, an Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;
     (h) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments are not paid or discharged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments (not covered by insurance) exceeds €10,000,000;
     (i) the failure of any Guarantor to perform any covenant set forth in its Subsidiary Guarantee or the repudiation by any Guarantor of its obligations under its Subsidiary Guarantee or the unenforceability of any Subsidiary Guarantee for any reason other than as provided in this Indenture;

     (j) the Company or any Significant Subsidiary is unable to pay its debts as they fall due and commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors;
     (k) the Company or any Significant Subsidiary takes any corporate action or other steps are taken or legal proceedings are started under applicable bankruptcy laws for its redressement judiciaire, liquidation judiciaire, reglement amiable or other winding-up, dissolution, administration or re-organization (whether by way of voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a mandataire ad hoc, administrateur provisîoire, mandataire liquidateur, conciliateur or other liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets, other than an action, legal proceeding or other step on vexatious or frivolous grounds or which is withdrawn or discharged within 40 days; or
     (l) any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of the Company or any Significant Subsidiary or any event occurs which under the laws of any jurisdiction has a similar or analogous effect in relation to property, undertaking or assets the value of which is superior to €5,000,000, other than an action, legal proceeding or other step on vexatious or frivolous grounds or which is withdrawn or discharged within 40 days.
Section 6.02. Acceleration.
     If any Event of Default occurs and is continuing, the Trustee may, by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes may, by notice to the Company and the Trustee, and the Trustee shall, upon the request of such Holders, declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (j), (k) or (l) of Section 6.01 hereof occurs with respect to the Company or any Significant Subsidiary, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium, if any, that have become due solely because of such acceleration) have been cured or waived.
     If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 3.07 hereof, then, upon acceleration of the Notes, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, anything in this Indenture or in the Notes to the contrary notwithstanding.

Section 6.03. Other Remedies.
     If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
     The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04. Waiver of Past Defaults.
     Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of or premium, if any, or interest on the Notes (including in connection with an offer to purchase). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05. Control by Majority.
     Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.
Section 6.06. Limitation on Suits.
     A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:
     (a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;
     (b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;
     (c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

     (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and
     (e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.
A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07. Rights of Holders of Notes to Receive Payment.
     Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of and premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08. Collection Suit by Trustee.
     If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09. Trustee May File Proofs of Claim.
     The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10. Priorities.
     If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:
     First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Trustee’s reasonable costs and expenses of collection;
     Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest respectively; and
     Third: to the Company or to such party as a court of competent jurisdiction shall direct.
     The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
Section 6.11. Undertaking for Costs.
     In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.
ARTICLE 7
TRUSTEE
Section 7.01. Duties of Trustee.

     (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.
     (b) Except during the continuance of an Event of Default:
     (i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.
     (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
     (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
     (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
     (e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability; provided, however, if the Trustee elects to take any such action (including, but not limited, to the institution of defense of legal proceedings) it shall be entitled to security or indemnity for the payment of costs, expenses (including but not limited to attorney’s fees) and liabilities which may be incurred thereby, satisfactory to the Trustee. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

     (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02. Rights of Trustee.
     (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
     (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
     (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
     (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.
     (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.
     (g) The Trustee shall have no duty to inquire as to the performance of the Company’s covenants in Article 4 hereof or under any other agreement to which the Company is a party. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (1) any Event of Default occurring pursuant to Section 6.01(a) or 6.01(b) hereof; or (2) any Default or Event of Default of which its Responsible Officer shall have received written notification at its Corporate Trust Office or obtained actual knowledge.
     (h) The Trustee is not required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture.
     (i) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders of Notes, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, shall be taken.
     (j) The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.
     (k) Except for information provided by the Trustee concerning the Trustee, the Trustee shall have no responsibility for any information in any offering memorandum or other disclosure material distributed with respect to the Notes, and the Trustee shall have no responsibility for compliance with any state or federal securities laws in connection with the Notes.
Section 7.03. Individual Rights of Trustee.
     The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Guarantor or any Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.
Section 7.04. Trustee’s Disclaimer.
     The Trustee shall not be responsible for and makes no representation as to the validity, enforceability or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05. Notice of Defaults.
     If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of or premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
Section 7.06. Reports by Trustee to Holders of the Notes.
     Within 60 days after each September 15 beginning with the September 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Section 313(a) of the TIA (but if no event described in Section 313(a) of the TIA has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Sections 313(b)(2) and 313(b)(1) of the TIA. The Trustee shall also transmit by mail all reports as required by Section 313(c) of the TIA.
     Commencing at the time this Indenture is qualified under the TIA, a copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Section 313(d) of the TIA.
     The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange, including, but not limited, to the Luxembourg Stock Exchange.
Section 7.07. Compensation and Indemnity.
     The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
     The Company and the Guarantors shall indemnify the Trustee, its directors, employees, agents and affiliates against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of the Trustee’s duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, any Guarantor or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence, bad faith or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company or the Guarantors of their obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.
     The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.
     To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.
     When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(j), (k) or (l) hereof occurs, the expenses and the compensation for the services

(including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any applicable bankruptcy law.
     The Trustee shall comply with the provisions of Section 313(b)(2) of the TIA to the extent applicable.
Section 7.08. Replacement of Trustee.
     A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.
     The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:
     (a) the Trustee fails to comply with Section 7.10 hereof;
     (b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any applicable bankruptcy law;
     (c) a custodian or public officer takes charge of the Trustee or its property; or
     (d) the Trustee becomes incapable of acting.
     If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
     If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
     If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.
Section 7.09. Successor Trustee by Merger, etc.
     If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, by sale or otherwise, the successor corporation without any further act shall be the successor Trustee. As soon as practicable, the successor Trustee shall mail a notice of its succession to the Company and the Holders of the Notes. Any such successor must nevertheless be eligible and qualified under the provisions of Section 7.10 hereof.
Section 7.10. Eligibility; Disqualification.
     There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition.
     This Indenture shall always have a Trustee who satisfies the requirements of Section 310(a)(1), (2) and (5) of the TIA. The Trustee is subject to Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company are outstanding, if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.
Section 7.11. Preferential Collection of Claims Against Company.
     The Trustee is subject to the TIA Section 311(a), excluding any creditor relationship listed in the TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to the TIA Section 311(a) to the extent indicated therein.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE;
SATISFACTION AND DISCHARGE
Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.
     The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, exercise its rights under either Section 8.02 or 8.03 hereof with respect to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02. Legal Defeasance and Discharge.
     Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have discharged its obligations with respect to all outstanding Notes, and each Guarantor shall be deemed to have discharged its obligations with respect to its Subsidiary Guarantee, on the date the conditions set forth in Section 8.04 below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and each Guarantor shall be deemed to have paid and discharged its Subsidiary Guarantee (which in each case shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.06 hereof and the other Sections of this Indenture referred to in (a) and (b) below) and to have satisfied all its other obligations under such Notes or Subsidiary Guarantee and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of and premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.07, 2.10 and 4.02 hereof and the second paragraph of Section 4.19 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and any Guarantor’s obligations in connection therewith and (d) this Article 8. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03. Covenant Defeasance.
     Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their respective obligations under the covenants contained in Article 4 (other than those in Sections 4.01, 4.02, 4.06, 4.14 and 4.19) on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and any Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(d) through 6.01(i) hereof shall not constitute Events of Default.
Section 8.04. Conditions to Legal or Covenant Defeasance.
     In order to exercise either Legal Defeasance or Covenant Defeasance:
     (a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest on the outstanding Notes on the Stated Maturity thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;
     (b) in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service and the French Tax Authority a ruling or (B) since the date of this Indenture, there has been a change in the applicable income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal or French income tax purposes, respectively, as a result of such Legal Defeasance and will be subject to U.S. federal or French income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (c) in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal or French income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal or French income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (d) no Default or Event of Default shall have occurred and be continuing either (A) on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or the grant of Liens securing such Indebtedness, all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article 8 concurrently with such incurrence or within 30 days thereof) or (B) insofar as Events of Default described in Sections 6.01(j) through 6.01(l) are concerned, at any time in the period ending on the 550th day after the date of such deposit;
     (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;
     (f) the Company shall have delivered to the Trustee an Opinion of Counsel (which may be based on such solvency certificates or solvency opinions as counsel deems necessary or appropriate) to the effect that, after the 550th day following such deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;
     (g) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
     (h) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Section 8.05. Satisfaction and Discharge.
     This Indenture shall upon the written request of the Company cease to be of further effect with respect to all outstanding Notes (except as to surviving rights of registration of transfer or exchange of Notes herein expressly provided for, the Company’s and any Guarantor’s obligations under Section 7.07, and the Trustee’s and each Paying Agent’s obligations under Sections 8.06 and 8.07) and the Trustee, on demand and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to such series, when:
     (a) either
     (i) all outstanding Notes therefore authenticated and delivered (other than (A) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and (B) Notes for whose payment money has been deposited in trust with the Trustee or any Paying Agent and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or
     (ii) all outstanding Notes not theretofore delivered to the Trustee for cancellation
     (A) have become due and payable by reason of the giving of a notice of redemption or otherwise; or
     (B) shall become due and payable at their Stated Maturity within one year, or
     (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor, in the case of clause (A), (B) or (C) above, has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust for such purpose cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in an amount sufficient (without consideration of any reinvestment of interest and as certified by an independent public accountant designated by the Company expressed in a written certification thereof delivered to the Trustee) to pay and discharge the entire indebtedness of the Notes not theretofore delivered to the Trustee for cancellation, including principal (and premium, if any) and accrued and unpaid interest to the date of such deposit (in the case of Notes which have become due and payable) or the Stated Maturity or redemption date, as the case may be;
     (b) the Company and each Guarantor has paid or caused to be paid all other sums then due and payable hereunder by it under this Indenture;
     (c) no Default or Event of Default shall have occurred and be continuing on the date of such deposit and after giving effect to such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is bound; and

     (d) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.
In order to have money available on a payment date to pay principal, premium, if any, or interest on the Notes, the U.S. Government Securities shall be payable as to principal, premium, if any, or interest at least one Business Day before such payment date in such amounts as shall provide the necessary money. The U.S. Government Securities shall not be callable at the issuer’s option.
Section 8.06. Deposited Money and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions.
     Subject to Section 8.07 hereof, all money and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 or 8.05 hereof in respect of the outstanding Notes shall be (i) held in trust, (ii) and, at the written direction of the Company, such money may be invested, prior to maturity of the Notes, in non-callable U.S. Government Securities, and (iii) applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such money need not be segregated from other funds except to the extent required by law.
     The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Securities deposited pursuant to Section 8.04 or 8.05 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
     Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable U.S. Government Securities held by it as provided in Section 8.04 or 8.05 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which in the former case may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.07. Repayment to Company.
     Subject to applicable escheat and abandoned property laws, any money deposited with the Trustee or any Paying Agent (which money shall be held uninvested and without liability for interest), or then held by the Company, in trust for the payment of the principal of or premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.
     Nothing contained in this Section 8.07 shall be deemed to affect any obligation of the Trustee or any Paying Agent to search for lost Holders pursuant to Rule 17Ad-17 under the Exchange Act.
Section 8.08. Reinstatement.
     If the Trustee or a Paying Agent is unable to apply any dollars or U.S. Government Securities in accordance with Section 8.05 or 8.06 hereof, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Subsidiary Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02, 8.03 or 8.05 hereof until such time as the Trustee or such Paying Agent is permitted to apply all such money in accordance with Section 8.05 or 8.06 hereof, as the case may be; provided, however, that, if the Company or any Guarantor makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, then it shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Securities held by the Trustee or such Paying Agent.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01. Without Consent of Holders of Notes.
     Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:
     (a) to cure any ambiguity, defect or inconsistency;
     (b) to provide for uncertificated Notes in addition to or in place of certificated Notes;
     (c) to provide for the assumption of the Company’s obligations to the Holders of the Notes pursuant to Section 6.01(f) hereof;
     (d) to secure the Notes pursuant to the requirements of Section 4.12 or otherwise;

     (e) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights hereunder of any Holder of a Note;
     (f) to add or to release any Guarantor, in each case as provided in Article 10 hereof; or
     (g) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA.
     Upon the written request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
Section 9.02. With Consent of Holders of Notes.
     Except as provided below in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes).
     Upon the written request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.
     It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

     After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):
     (a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
     (b) reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption or purchase of the Notes by the Company;
     (c) reduce the rate of or change the time for payment of interest on any Note;
     (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);
     (e) make any Note payable in money other than that stated in the Notes;
     (f) make any change in the provisions of this Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;
     (g) waive a redemption or repurchase payment with respect to any Note;
     (h) make any change in the ranking of the Notes relative to other Indebtedness of the Company or in any Subsidiary Guarantees relative to other Indebtedness of the Guarantors, in either case in a manner adverse to the Holders of Notes;
     (i) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with Sections 10.04, 10.05 and 10.06 hereof;
     (j) make any change in the provisions of Section 4.19 hereof in a manner adverse to the Holders; or

     (k) make any change in the foregoing amendment, supplement and waiver provisions.
Section 9.03. Compliance with Trust Indenture Act.
     Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.
Section 9.04. Revocation and Effect of Consents.
     Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
Section 9.05. Notation on or Exchange of Notes.
     The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.
     Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06. Trustee to Sign Amendments, etc.
     The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and all conditions precedent have been complied with.
ARTICLE 10
GUARANTEES OF NOTES
Section 10.01. Subsidiary Guarantees.

     Subject to Section 10.07 hereof, the Initial Guarantors, and any additional Guarantors that become Guarantors after the date of this Indenture; provided, that, at any time a Restricted Subsidiary may become a Guarantor at its option, by executing a supplemental indenture as set forth in Section 10.02 hereof, jointly and severally, unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes held thereby and the Obligations of the Company hereunder and thereunder, that: (a) the principal of and premium, if any, and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and premium, if any, and interest (to the extent permitted by law) on the Notes, and all other payment Obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration, redemption or otherwise. Failing payment when so due of any amount so guaranteed or any performance so guaranteed for whatever reason the Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default under this Indenture or the Notes shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations of the Company. The Guarantors agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture. If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, the Trustee or any custodian or other similar official acting under any applicable bankruptcy law in relation to either the Company or the Guarantors, any amount paid by the Company or any Guarantor to the Trustee or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to, and waives, any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of the Obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Article 6 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of its Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.
Section 10.02. Execution and Delivery of Subsidiary Guarantee.
     To evidence its Subsidiary Guarantee set forth in Section 10.01 hereof, each Guarantor (including any Restricted Subsidiary that becomes a Guarantor at its option) agrees that a notation of such Subsidiary Guarantee in substantially the form of Exhibit B hereto may be endorsed by manual or facsimile signature by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that the supplemental indenture to this Indenture referred to in the next succeeding paragraph shall be executed on behalf of such Guarantor by an Officer of such Guarantor.
     To the extent required by the provisions of Section 4.13 hereof, the Company shall cause each of its Restricted Subsidiaries to execute a notation of Subsidiary Guarantee in substantially the form of Exhibit B hereto, and, whether or not required by Section 4.13 hereof, the Company may also cause, at its option, any of its Restricted Subsidiaries to execute such a notation. Such notation of Subsidiary Guarantee shall be accompanied by a supplemental indenture in substantially the form of Exhibit C hereto, along with the Opinion of Counsel and Officers’ Certificate required under Section 9.06 of this Indenture; provided, however, that any Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with this Indenture need not execute a notation of Subsidiary Guarantee for so long as it continues to constitute an Unrestricted Subsidiary.
     The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantees on behalf of the Guarantors. Each Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.
     If an Officer whose signature is on the notation of Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a notation of Subsidiary Guarantee is endorsed, the Subsidiary Guarantee shall be valid nevertheless.
Section 10.03. Guarantors May Consolidate, etc., on Certain Terms.
     (a) Except as set forth in Articles 4 and 5 hereof, nothing contained in this Indenture shall prohibit a merger between a Guarantor and another Guarantor or a merger between a Guarantor and the Company.
     (b) No Guarantor, for so long as it provides a Subsidiary Guarantee pursuant to the terms of this Indenture, shall consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or another Guarantor), unless: (i) subject to the provisions of Section 10.05 hereof, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Notes and this Indenture, pursuant to a supplemental indenture in substantially the form of Exhibit C hereto, accompanied by a notation of its Subsidiary Guarantee as provided in such supplemental indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have a Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and (iv) the Company would be permitted by virtue of the Company’s pro forma Consolidated Interest Coverage Ratio, immediately after giving effect to such transaction, to incur at least €1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof.
     (c) In the case of any such consolidation or merger and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and substantially in the form of Exhibit C hereto, of the Subsidiary Guarantee and the due and punctual performance of all of the covenants of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor; provided, however, that, solely for purposes of computing Consolidated Net Income for purposes of clause (c) of the first paragraph of Section 4.07 hereof, the Consolidated Net Income of any Person other than the Company and its Restricted Subsidiaries shall only be included for periods subsequent to the effective time of such merger or consolidation.
Section 10.04. Releases of Guarantees.
     In the event of (a) a transfer, conveyance, sale or other disposition of any Capital Stock of Sercel SA or any Sercel Guarantor or (b) the issue by Sercel SA or any Sercel Guarantor of any Equity Interests, in either case to any Person other than the Company or a Restricted Subsidiary of the Company, the Company may elect to have the Sercel Guarantors released and relieved of any obligations under their Subsidiary Guarantees, provided that the Net Proceeds of such issuance, transfer, conveyance, sale or other disposition are applied in accordance with the covenant described in Section 4.10 and the Sercel Guarantors have no other guarantees of Indebtedness of the Company or any other Guarantors (other than Permitted Guarantees) then outstanding. If a Restricted Subsidiary has become a Guarantor at its option, it may thereafter be released and relieved of its obligations under its Subsidiary Guarantee at its option, provided that such Guarantor has no other guarantee of Indebtedness of the Company or any Guarantor (other than Permitted Guarantees) then outstanding. For purposes of Section 4.09 hereof the release of any Subsidiary Guarantee pursuant to provisions described in this paragraph shall be deemed to be an incurrence by the Restricted Subsidiary whose Subsidiary Guarantee is being released of all Indebtedness then held by such Restricted Subsidiary. Each Subsidiary Guarantee created by a Restricted Subsidiary pursuant to the provisions of Section 4.13 hereof, shall be automatically and unconditionally released and discharged upon the release or discharge of the guarantee of the Indebtedness that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of direct payment under such guarantee of such Indebtedness, provided that the Guarantor has no other guarantee of Indebtedness of the Company or any Guarantor (other than Permitted Guarantees) then outstanding.

Section 10.05. Releases Following Sale of Assets.
     In the event of a transfer, conveyance, sale or other disposition (including by way of merger or consolidation) of all or substantially all of the assets or all of the Capital Stock of any Guarantor, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and the Indenture, provided that the Net Proceeds of such transfer, conveyance, sale or other disposition are applied in accordance with the provisions of Section 4.10 hereof. Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect of the foregoing, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee and this Indenture. Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and premium, if any, and interest on the Notes and for the other Obligations of such Guarantor under this Indenture as provided in this Article 10.
Section 10.06. Releases Following Designation as an Unrestricted Subsidiary, etc.
     In the event that the Board of Directors designates a Guarantor to be an Unrestricted Subsidiary, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and the Indenture; provided, however, that such designation is conducted in accordance with this Indenture. A Guarantor shall likewise be released and relieved of such obligations upon the release of any guarantee of the Other Company Indebtedness that required such Guarantor to guarantee the Notes pursuant to Section 4.13 hereof. Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect of the foregoing, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee and this Indenture.
Section 10.07. Limitation on Guarantor Liability.
     Each Guarantor and, by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of any applicable bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Subsidiary Guarantee and this Article 10 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance. In addition, the obligation of a Guarantor to grant a Subsidiary Guarantee and the obligations of each Guarantor under its Subsidiary Guarantee shall be limited to the extent required by applicable law.

Section 10.08. “Trustee” to Include Paying Agent.
     In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article 10 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 10 in place of the Trustee.
ARTICLE 11
MISCELLANEOUS
Section 11.01. Trust Indenture Act Controls.
     If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Section 318(c) of the TIA, the imposed duties shall control.
Section 11.02. Notices.
     Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing (in the English language or, if given to the Company or any Guarantor, in French) and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:
     If to the Company or the Guarantors:
Compagnie Générale de Géophysique
Tour Maine — Montparnasse
33 avenue de Maine
75755 Paris cedex 15
France
Attention: General Counsel
Telecopy No.: (33-1) 64-47-45-67
     If to the Trustee:
          For payment, registration of transfer and exchange of the Notes:
The Bank of New York Trust Company, National Association
2001 Bryan Street, 9th Floor
Dallas, Texas 75201
Telephone: (800) 275-2048
Telecopy No.: (214) 268-6122

          For all other communications relating to the Notes:
The Bank of New York Trust Company, National Association
Institutional Trust Services
601 Travis Street, 18th floor
Houston, Texas 77002
Telephone: (713) 483-6603
Telecopy No.: (713) 483-7038
     The Company, any of the Guarantors or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.
     Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or delivered by overnight air courier guaranteeing next day delivery, in each case to its address shown on the register kept by the Registrar. In addition, for so long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require, any such notice or communication (including, without limitation, any notice of redemption) to Holders shall be published in a newspaper having general circulation in Luxembourg, which newspaper may be the D’Wort, or if such newspaper ceases to be published or timely publication in it will not be practicable, in such other newspaper as the Trustee deems necessary to give fair and reasonable notice to the Holders. Notices may also be published on the internet site of the Luxembourg Stock Exchange at http://www.bourse.lu. Any notice or communication shall also be so mailed to any Person described in Section 313(c) of the TIA, to the extent required by the TIA. Failure to provide a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
     All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. Notwithstanding the foregoing, notices to the Trustee shall be effective only upon receipt. Any notice or communication given by newspaper or internet publication shall be deemed to have been given on the date of publication or, if published more than once or on different dates, on the first date on which publication is made in the manner required in the newspaper, in one of the newspapers referred to above or on the internet site referred to above.
     If a notice or communication is given in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
     If the Company gives a notice or communication to Holders, it shall give a copy at the same time to the Trustee and each Agent and, for so long as the Notes are listed on the Luxembourg Stock Exchange, the Luxembourg Stock Exchange.

     In case by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail any notice required by this Indenture, then such method of notification as shall be made with the approval of the Trustee shall constitute a sufficient mailing of such notice.
Section 11.03. Communication by Holders of Notes with Other Holders of Notes.
     Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the TIA.
Section 11.04. Certificate and Opinion as to Conditions Precedent.
     Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
     (a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
     (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
Section 11.05. Statements Required in Certificate or Opinion.
     Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 314(a)(4) of the TIA shall comply with the provisions of Section 314(e) of the TIA and shall include:
     (a) a statement that the Person making such certificate or opinion has read such covenant or condition;
     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
     (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 11.06. Rules by Trustee and Agents.
     The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.07.	No Personal Liability of Directors, Officers, Employees and Shareholders.
     No past, present or future director, officer, employee, incorporator, member, partner or shareholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Section 11.08. Governing Law.
     THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES.
Section 11.09. No Adverse Interpretation of Other Agreements.
     This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 11.10. Successors.
     All agreements of the Company and the Guarantors in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successors.
Section 11.11. Severability.
     In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 11.12. Counterpart Originals.
     The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 11.13. Table of Contents, Headings, etc.
     The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 11.14. Consent to Jurisdiction; Submission to Process.
     Each of the Company and the Guarantors irrevocably submits to the non-exclusive jurisdiction of any New York state or U.S. federal court located in the Borough of Manhattan in the City and State of New York over any suit, action or proceeding arising out of or relating to this Indenture or any Guarantee or Note. Each of the Company and the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection which it may have, pursuant to articles 14 and 15 of the French Civil Code or otherwise, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in any inconvenient forum. In furtherance of the foregoing, the Company hereby irrevocably designates and appoints CT Corporation, 111 Eighth Avenue, New York, New York 10011, as the agent of the Company to receive service of all process brought against the Company with respect to any such suit, action or proceeding in any such court in the City and State of New York, such service being hereby acknowledged by the Company to be effective and binding service in every respect. Copies of any such process so served shall also be given to the Company in accordance with Section 11.02 hereof, but the failure of the Company to receive such copies shall not affect in any way the service of such process as aforesaid. On the Issue Date, the Company shall furnish to the Trustee a consent of CT Corporation agreeing to act hereunder. If for any reason CT Corporation shall resign or otherwise cease to act as such agent, the Company hereby irrevocably agrees to (A) immediately designate and appoint a new agent reasonably acceptable to the Trustee to serve in such capacity and, in such event, such new agent shall be deemed to be substituted for CT Corporation for all purposes hereof and (B) promptly deliver to the Trustee the written consent (in form and substance reasonably satisfactory to the Trustee) of such new agent agreeing to serve in such capacity.
     Nothing in this Section shall limit the right of the Trustee or any Holder to bring proceedings against the Company or any Guarantor in the courts of any other jurisdiction or to serve process in any other manner permitted by law.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

Compagnie Generale de Geophysique — Veritas

By:	/s/ Robert Brunck
Name:	Robert Brunck
Title:	Chairman and Chief Executive Officer

CGG Americas Inc.

By:	Robert Brunck
Name:	Robert Brunck
Title:	Chairman

CGG Canada Services Ltd

By:	/s/ Stephane-Paul Frydman
Name:	Stephane-Paul Frydman
Title:	Group Chief Financial Officer

CGG Marine Resources Norge A/S

By:	/s/ Stephane-Paul Frydman
Name:	Stephane-Paul Frydman
Title:	Group Chief Financial Officer

Sercel, Inc.

By:	/s/ Stephane-Paul Frydman
Name:	Stephane-Paul Frydman
Title:	Group Chief Financial Officer

Sercel Australia Pty Ltd

By:	/s/ Stephane-Paul Frydman
Name:	Stephane-Paul Frydman
Title:	Group Chief Financial Officer

Sercel Canada Ltd.

By:	/s/ Stephane-Paul Frydman
Name:	Stephane-Paul Frydman
Title:	Group Chief Financial Officer
SIGNATURE PAGE TO Compagnie Generale de Geophysique
INDENTURE

CGG Veritas Services Inc.

By:	/s/ Stephane-Paul Frydman
Name:	Stephane-Paul Frydman
Title:	Vice President

Veritas DGC Land Inc.

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Secretary

Veritas Geophysical Corporation

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Secretary
Veritas Investments Inc.
By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Secretary

Viking Maritime Inc.

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Secretary

Veritas Geophysical (Mexico) LLC

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Secretary

Veritas DGC Asia Pacific Ltd.

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Secretary
SIGNATURE PAGE TO Compagnie Generale de Geophysique
INDENTURE

Alitheia Resources Inc.

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Secretary
SIGNATURE PAGE TO Compagnie Generale de Geophysique
INDENTURE

The Bank of New York Trust Company, National Association, as Trustee

By:	/s/ Mauri J. Cowen
Name:	Mauri J. Cowen
Title:	Vice President
SIGNATURE PAGE TO Compagnie Generale de Geophysique
INDENTURE

Exhibit A
(Face of Note)
COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE — VERITAS
Form of 7 3/4% Senior Note due 2017

$400,000,000

CUSIP: 204386 AK 2
ISIN: US204386AK24
          Compagnie Générale de Géophysique — Veritas hereby promises to pay to Cede & Co., or registered assigns, the principal sum of four hundred million United States Dollars ($400,000,000) on May 15, 2017.
Interest Payment Dates: May 15 and November 15
Record Dates: May 1 and November 1

Compagnie Generale de Geophysique — Veritas

By:
Name:
Title:

Trustee’s Certificate of Authentication:
This is one of the Global Notes referred

to in the within-mentioned Indenture.
The Bank of New York Trust Company, National Association, as Trustee

By:
Authorized Signatory
Date of Authentication:

(Back of Note)
7 3/4% Senior Notes due 2017
     [Unless and until it is exchanged in whole or in part for Notes in definitive form, this Global Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (the “DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL in as much as the registered owner hereof, Cede & Co., has an interest herein.]1

1	This paragraph should be included only if the Note is issued in global form.

     1. Interest. Compagnie Générale de Géophysique — Veritas, a société anonyme incorporated in France and registered at the Paris commercial register under number B 969 202 241 (69B00224) (the “Company”), promises to pay interest on the principal amount of this Note at 7 3/4% per annum from February 9, 2007 until maturity. The Company will pay interest semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2007, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Company shall pay interest (including post-petition interest in any proceeding under applicable bankruptcy law) on overdue principal and premium, if any, from time to time on demand at a rate that is the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under applicable bankruptcy law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
     2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the May 1 and November 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the continental United States and, subject to any fiscal or other laws and regulations applicable thereto, at the specified offices of any other Paying Agent appointed by the Company for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of, interest and premium, if any, on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or a Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The principal of the Notes shall be payable only upon surrender of any Note at the Corporate Trust Office of the Trustee or at the specified offices of any other Paying Agent.
     If the due date for payment of the principal in respect of any Note is not a Business Day at the place in which it is presented for payment, the Holder thereof shall not be entitled to payment of the amount due until the next succeeding Business Day at such place and shall not be entitled to any further interest or other payment in respect of any such delay.
     3. Paying Agents and Registrars. Initially, The Bank of New York Trust Company, National Association, the Trustee under the Indenture (the “Trustee”), will act as Paying Agent and

Registrar at its Corporate Trust Office in Dallas, Texas, and Dexia Banque Internationale à Luxembourg, société anonyme will act as Registrar and Paying Agent in Luxembourg. The Company may at any time designate one or more additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in the continental United States. The Company will give notice to the Holders of any such change by publication in a newspaper having general circulation in Luxembourg, which newspaper is expected to be D’Wort, or if such newspaper ceases to be published or timely publication in it will not be practicable, in such other newspaper as the Trustee deems necessary to give fair and reasonable notice to the Holders. Such notices may also be published on the internet site of the Luxembourg Stock Exchange at http://www.bourse.lu.
     4. Indenture. The Company issued the Notes under an Indenture dated as of February 9, 2007 (the “Indenture”), among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are general unsecured obligations of the Company limited to $400,000,000 aggregate principal amount in the case of Notes issued on February 9, 2007.
     5. Optional Redemption.
     (a) At any time prior to May 15, 2012, the Company may redeem the Notes at its option, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption.
     (b) At any time on or after May 15, 2012, the Company shall have the option to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage
2012	103.875%
2013	102.583%
2014	101.292%
2015 and thereafter	100.000%
     (c) Further, prior to May 15, 2010, the Company may redeem on any one or more occasions Notes representing up to 35% of the aggregate principal amount of Notes originally issued from time to time under the Indenture (plus any other Notes originally issued after the Issue Date) at a redemption price of 107.750% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Qualified Equity

Offerings, provided that (a) Notes representing at least 65% of the aggregate principal amount of Notes originally issued from time to time under the Indenture (plus any other Notes originally issued after the Issue Date) remain outstanding immediately after the occurrence of each such redemption and (b) such redemption shall occur within 90 days of the date of the closing of each such Qualified Equity Offering.
     (d) The Company may at any time redeem, in whole but not in part, the Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of redemption if it or any Guarantor has become or would become obligated to pay any Additional Amounts in respect of the Notes as a result of (a)(i) any change in or amendment to the laws or treaties (or regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction or (ii) any change in or amendment to any official position regarding the application or interpretation of such laws, treaties, regulations or rulings, which change or amendment is announced or is effective on or after the date of the Indenture and (b) such obligation cannot be avoided by the Company or any such Guarantor taking reasonable measures available to it.
     6. Mandatory Redemption.
     Except as set forth in paragraph 7 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
     7. Put Option of Holder.
     (a) If there is a Change of Control, each Holder shall have the right to require the Company to purchase all or any portion (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes, pursuant to an offer described in Section 4.15 of the Indenture (a “Change of Control Offer”), at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company shall give notice to each Holder and the Trustee describing the transaction that constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture.
     (b) If the Company or a Restricted Subsidiary consummates any Asset Sales, within 30 days of each date on which the aggregate amount of Excess Proceeds exceeds €10,000,000, the Company shall commence an offer to all Holders of Notes (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture; provided, however, that, if the Company is required to apply such Excess Proceeds to purchase, or to offer to purchase, any Pari Passu Indebtedness, the Company shall only be required to offer to purchase the maximum principal amount of Notes that may be purchased out of the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the aggregate principal amount of Notes outstanding and the denominator of which is the aggregate principal amount of Notes outstanding plus the aggregate principal amount of Pari Passu Indebtedness outstanding. To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the amount that the Company is required to purchase, the Company may use any remaining Excess Proceeds for general corporate purposes in any manner not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount that the Company is required to purchase, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.
     8. Notice of Redemption. Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. For so long as the Notes are listed on the Luxembourg Stock Exchange and for so long as the rules of such exchange require, notices of redemption shall be published once by the Trustee, not less than five Business Days prior to the redemption date, in a newspaper having general circulation in Luxembourg, which newspaper is expected to be D’Wort, or if such newspaper ceases to be published or timely publication in it will not be practicable, in such other newspaper as the Trustee deems necessary to give fair and reasonable notice to the Holders. Notices may also be published on the internet site of the Luxembourg Stock Exchange at http://www.bourse.lu. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.
     9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.
     10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
     11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s properties or assets, to secure the Notes, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, to add any additional Guarantor or to release any Guarantor from its Subsidiary Guarantee, in each case as provided in the Indenture, or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.
     12. Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company to comply with Section 4.10 or 4.15 of the Indenture; (iv) failure by the Company for 30 days after it receives written notice from the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes to observe or perform any other covenant or other agreement in the Indenture or the Notes; (v) the declaration or payment of any dividend or the making of any other payment or distribution described in subclause (y) of Section 4.07(c) of the Indenture, which declaration, payment or distribution would not be permitted by Section 4.07 of the Indenture if it were treated as a Restricted Payment; (vi) the Company consolidates or merges with or into (whether or not the Company is the surviving corporation), or sells, assigns, transfers, leases, conveys, demerges or otherwise disposes of all or substantially all of its properties and assets in one or more related transactions, to, another Person, unless the conditions precedent specified in clauses (1) through (5) of Section 6.01(f) of the Indenture have been complied with; (vii) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness, including any extension thereof (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of €10,000,000, and provided, further, that if such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, an Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as said rescission does not conflict with any judgment or decree; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments (not covered by insurance) aggregating in excess of €10,000,000, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) failure by any Guarantor to perform any covenant set forth in its Subsidiary Guarantee, or the repudiation by any Guarantor of its obligations under its Subsidiary Guarantee or the unenforceability of any Subsidiary Guarantee for any reason other than as provided in the Indenture; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may, by notice, declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium, if any, that have become due solely because of such acceleration) have been cured or waived. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of or premium, if any, or interest on the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
     13. Defeasance. The Notes are subject to legal and covenant defeasance upon the terms and conditions specified in Article 8 of the Indenture.
     14. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.
     15. No Recourse Against Others. A director, officer, employee, incorporator, member, partner or shareholder or other owner of capital stock of the Company or any Guarantor, as such, shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
     16. Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.
     17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties),

JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     18. Subsidiary Guarantees. The Company’s obligations under the Notes are fully, irrevocably and unconditionally guaranteed on an unsecured senior basis, to the extent set forth in the Indenture, by each of the Guarantors. In addition, this Note is entitled to the benefits of the guarantee of each party that subsequent to the date of the Indenture becomes a Guarantor pursuant to the terms of the Indenture. Upon the terms and subject to the conditions set forth in the Indenture, any such party will unconditionally agree that the principal, interest and premium, if any, on the Notes will be duly and punctually paid in full when due, all as more fully set forth in Article 10 of the Indenture.
     19. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
Compagnie Générale de Géophysique-Veritas
Tour Maine — Montparnasse
33, avenue de Maine
75755 Paris cedex 15
France
Attention: Investors Relations Vice President

Assignment Form
     To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert Assignee’s Soc. Sec. or Tax I.D. no.)

(Print or Type Assignee’s Name, Address and Zip Code)
and irrevocably appoint                                                                                                                                                                                                                                      to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGE OF NOTES2
     The following exchanges of a part of this Global Note for other Notes have been made:

Principal
	Amount of	Amount of	Amount of This
	Decrease in	Increase in	Global Note	Signature of
	Principal	Principal	Following Such	Authorized
Date of	Amount of This	Amount of This	Decrease (or	Officer of
Exchange	Global Note	Global Note	Increase)	Trustee

2	This should be included only if the Note is issued in global form

Option of Holder to Elect Purchase
     If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:

☐	Section 4.10	☐	Section 4.15
     If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased: $

Date:

Your Signature:

(Sign exactly as your name appears on the Note)

Soc. Sec. or Tax Identification No.:

Signature Guarantee:

Exhibit B
SUBSIDIARY GUARANTEE
     Subject to Section 10.07 of the Indenture, each Guarantor has jointly and severally, unconditionally guaranteed to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes and the Obligations of the Company under the Notes or under the Indenture, that: (a) the principal of and premium, if any, and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on overdue principal of and premium, if any, (to the extent permitted by law) interest on the Notes and all other payment Obligations of the Company to the Holders or the Trustee under the Indenture or under the Notes will be promptly paid in full and performed, all in accordance with the terms thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other payment Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration, redemption or otherwise. Failing payment when so due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default under the Indenture or the Notes shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors under the Indenture in the same manner and to the same extent as the Obligations of the Company. The Guarantors have agreed that their Obligations under the Indenture shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, has waived diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and the Indenture. If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Note Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by the Company or any Guarantor to the Trustee or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor has agreed that it shall not be entitled to, and hereby has waived, any right of subrogation in relation to the Holders in respect of any Obligations guaranteed under the Indenture. Each Guarantor further has agreed that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the Obligations guaranteed under the Indenture may be accelerated as provided in Article 6 of the

B-1

Indenture for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Article 6 of the Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of its Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.
     The obligations of the Guarantors to the Holders and to the Trustee pursuant to the Subsidiary Guarantees and the Indenture are expressly set forth in Article 10 of the Indenture, and reference is hereby made to such Indenture for the precise terms of the Subsidiary Guarantees. The terms of Article 10 of the Indenture are incorporated herein by reference. The Subsidiary Guarantees are subject to release as and to the extent provided in Sections 10.04, 10.05 and 10.06 of the Indenture.
     Each Subsidiary Guarantee is a continuing guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its respective successors and assigns to the extent set forth in the Indenture until full and final payment of all of the Company’s Obligations under the Notes and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred in the Indenture upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Each Subsidiary Guarantee is a guarantee of payment and not a guarantee of collection.
     For purposes hereof, each Guarantor’s liability under its Subsidiary Guarantee shall be limited in amount as provided in Section 10.07 of the Indenture.
     Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

[GUARANTORS]
By
Name:
Title:

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Exhibit C

COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE — VERITAS
and
the Guarantors named herein

7 3/4% SENIOR NOTES DUE 2017

FORM OF SUPPLEMENTAL INDENTURE
DATED AS OF                      ___, ___

THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION
Trustee

     This SUPPLEMENTAL INDENTURE, dated as of                      ___, ___, is among Compagnie Générale de Géophysique — Veritas, a société anonyme incorporated in France and registered at the Evry commercial register under number B 969 202 241 (69B00224) (the “Company”), each of the parties identified under the caption “Guarantors” on the signature page hereto (the “Guarantors”) and The Bank of New York Trust Company, National Association, as Trustee.
RECITALS
     WHEREAS, the Company and the Trustee entered into an Indenture, dated as of February 9, 2007 (the “Indenture”), pursuant to which the Company has originally issued $400,000,000 in principal amount of 7 3/4% Senior Notes due 2017 (the “Notes”); and
     WHEREAS, Section 9.01(f) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture in order to execute and deliver a guarantee (a “Subsidiary Guarantee”) to comply with Section 10.02 thereof without the consent of the Holders of the Notes; and
     WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company, of the Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;
     NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:
ARTICLE 1
     Section 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.
     Section 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantors and the Trustee.
ARTICLE 2
     From this date, in accordance with Section 10.02 and by executing this Supplemental Indenture and the accompanying notation of Subsidiary Guarantee (a copy of which is attached hereto), the Guarantors whose signatures appear below are subject to the provisions of the Indenture to the extent provided for in Article 10 thereunder.

ARTICLE 3
     Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.
     Section 3.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.
     Section 3.03. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.
     Section 3.04. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.
[NEXT PAGE IS SIGNATURE PAGE]
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

Compagnie Générale de Géophysique - Veritas
By
Name:
Title:

[Guarantors]
By
Name:
Title:

The Bank of New York Trust Company, National Association, as Trustee
By
Name:
Title:

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